Exhibit 10.2.1.1

NEW ENGLAND POWER POOL

SECOND RESTATED NEPOOL AGREEMENT

New England Power Pool	Sheet No. 1
Second Restated NEPOOL Agreement

SECTION 1	DEFINITIONS	6

1.1	Adjusted Sector Voting Share	6
1.2	Adjusted Sub-Sector Voting Share	7
1.3	Agreement	7
1.4	Alternative Resources or AR	7
1.5	Alternative Resources Sector or AR Sector	7
1.6	AR Provider	7
1.7	AR Sector Voting Share	8
1.8	AR Sub-Sector	8
1.9	AR Sub-Sector Quorum Requirement	9
1.10	Balloting Agent	9
1.11	Business Day	9
1.12	Commission	9
1.13	Control Area	9
1.14	Demand Response Resource	9
1.15	Distributed Generation Resource	10
1.16	Distributed Generation Resource Provider	10
1.17	Distributed Generation Sub-Sector	10
1.18	DRP	10
1.19	DRP Group Member	10
1.20	Effective Date	10
1.21	End User Organization	10
1.22	End User Participant	10
1.23	End User Sector	11
1.24	Energy	11
1.25	Energy Efficiency Resource	11
1.26	Entity	11
1.27	First Restated NEPOOL Agreement	11
1.28	Fully Activated Sub-Sector Voting Share	11
1.29	Generation Sector	12
1.30	Good Utility Practice	12
1.31	Governance Load	12
1.32	Governance Only End User Behind-the-Meter Generation	12
1.33	Governance Only Member	12
1.34	Governance Rating	13
1.35	Governance Transmission Owner	13
1.36	Individual RTO Participants	13
1.37	Information Policy	13
1.38	ISO	13
1.39	ISO Operating Documents	13

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 2
Second Restated NEPOOL Agreement

1.40	Large End User	14
1.41	Load Response Program	14
1.42	Load Response Resource	14
1.43	Load Response Resource Provider	14
1.44	Load Response Sub-Sector	14
1.45	Market Participant End User	14
1.46	Market Participant Service Agreement or MPSA	14
1.47	Market Rule 1	14
1.48	Market Rules	14
1.49	Markets Committee	14
1.50	Member Adjusted Voting Share	15
1.51	Member Fixed Voting Share	15
1.52	Minimum Response Requirement	16
1.53	NECPUC	16
1.54	NEPOOL	16
1.55	NEPOOL Vote	16
1.56	NERC	17
1.57	New England Control Area	17
1.58	New England Markets	17
1.59	New England Transmission System	17
1.60	Non-Participant	17
1.61	NPCC	17
1.62	Participant	17
1.63	Participant Expenses	17
1.64	Participants Agreement	17
1.65	Participants Committee	17
1.66	PTF or Pool Transmission Facilities	17
1.67	Power Year	17
1.68	Principal Committees	18
1.69	Publicly Owned Entity	18
1.70	Publicly Owned Entity Sector	18
1.71	PURPA	18
1.72	Related Person	18
1.73	Related Person Supplier	19
1.74	Reliability Committee	19
1.75	Renewable Generation Resource	19
1.76	Renewable Generation Resource Provider	19
1.77	Renewable Generation Sub-Sector	19
1.78	Review Board	19
1.79	Sector	19
1.80	Sector Quorum	20

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 3
Second Restated NEPOOL Agreement

1.81	Sector Voting Share	20
1.82	Small End User	20
1.83	Sub-Sector Voting Share	20
1.84	Supplier Sector	20
1.85	System	20
1.86	System Operator	20
1.87	System Rules	20
1.88	Tariff	21
1.89	Technical Committees	21
1.90	Transmission Committee	21
1.91	Transmission Operating Agreement or TOA	21
1.92	Transmission Sector	21
1.93	Winter Capability	21
1.94	Winter Period	21

SECTION 2	PURPOSE; EFFECTIVE DATE	22

2.1	Purpose	22
2.2	Effective Date	22

SECTION 3	MEMBERSHIP	22

3.1	Membership	22
3.2	Lack of Place of Business in New England	23

SECTION 4	STATUS OF PARTICIPANTS	23

4.1	Treatment of Certain Entities as Single Participant	23
4.2	Participants to Retain Separate Identities	23

SECTION 5	OBJECTIVES AND COOPERATION	24

5.1	Objectives	24
5.2	Cooperation by Participants	24

SECTION 6	COMMITTEE ORGANIZATION AND VOTING	25

6.1	Principal Committees	25
6.2	Sector Representation	25
6.3	Appointment of Members and Alternates	30
6.4	Term of Members	30
6.5	Regular and Special Meetings	30
6.6	Notice of Meetings	30
6.7	Attendance	31
6.8	Quorum	31
6.9	Voting On Proposed Actions	31
6.10	Voting On Amendments	31

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 4
Second Restated NEPOOL Agreement

6.11	Designated Representatives and Proxies	33
6.12	Limits on Representatives	33
6.13	Attendance of Participants at Principal Committee Meetings	33
6.14	Adoption of Bylaws	33
6.15	Joint Meetings of Technical Committees	33
6.16	Appointment of Technical Committee Officers	34

SECTION 7	PARTICIPANTS COMMITTEE	35

7.1	Officers	35
7.2	Adoption of Budgets	35
7.3	Appointment and Compensation of NEPOOL Personnel	35
7.4	Budget & Finance Subcommittee	35
7.5	Appeal of Actions to Review Board	35

SECTION 8	MARKETS COMMITTEE	36

8.1	Officers	36
8.2	Notice to Members and Alternates of Participants Committee	36
8.3	Appeal of Actions	36
8.4	Establishment of Subcommittees and Task Forces	36

SECTION 9	RELIABILITY COMMITTEE	37

9.1	Officers	37
9.2	Notice to Members and Alternates of Participants Committee	37
9.3	Appeal of Actions	37
9.4	Establishment of Subcommittees and Task Forces	37

SECTION 10	TRANSMISSION COMMITTEE	38

10.1	Officers	38
10.2	Notice to Members and Alternates of Participants Committee	38
10.3	Appeal of Actions	38
10.4	Establishment of Subcommittees and Task Forces	38

SECTION 11	REVIEW BOARD	39

11.1	Organization	39
11.2	Composition	39
11.3	Qualifications	39
11.4	Term	40
11.5	Meetings	40
11.6	Bylaws	40
11.7	Procedure on Appeal of Participant Committee Action or Failure to Take Action	40
11.8	Effect of a Review Board Decision	42

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 5
Second Restated NEPOOL Agreement

11.9	Rights to Seek Further Review	42

SECTION 12	PUBLICLY OWNED ENTITIES	43

12.1	Capacity Obligations of Publicly Owned Entities	43
12.2	Central Dispatch of the Resources of Publicly Owned Entities	43
12.3	Market Transactions of Publicly-Owned Entities	43
12.4	Maintenance and Operation of Publicly Owned Entity Transmission
	Facilities in Accordance with Good Utility Practice	43
12.5	Central Dispatch of Publicly-Owned Entity Transmission Facilities	44
12.6	Maintenance and Repair of Publicly Owned Entity Transmission Facilities	44
12.7	Modification and Termination of Section 12	44

SECTION 13	[RESERVED]	44

SECTION 14	EXPENSES	45

14.1	Annual Fee	45
14.2	Participant Expenses	46

SECTION 15	RELATIONSHIPS WITH THE SYSTEM OPERATOR AND NEW ENGLAND STATE AUTHORITIES	49

15.1	Participants Agreement	49
15.2	New England State Authorities	49

SECTION 16	MISCELLANEOUS PROVISIONS	50

16.1	Payment of Pool Charges; Termination of Status as Participant	50
16.2	Assignment	51
16.3	Force Majeure	51
16.4	Waiver of Defaults	51
16.5	Other Contracts	52
16.6	Liability and Insurance	52
16.7	Records and Information	52
16.8	Construction	52
16.9	Amendment	53
16.10	Termination	53
16.11	Notices to Participants, Committees, or Committee Members	53
16.12	Severability and Renegotiation	55
16.13	No Third-Party Beneficiaries	55
16.14	Counterparts	55

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 6
Second Restated NEPOOL Agreement
Section 1 - Definitions

THIS AGREEMENT dated as of the first day of September, 1971, as amended, was entered into by the signatories thereto for the establishment by them of a bulk power pool to be known as NEPOOL and is restated for a second time by an amendment dated as of August 16, 2004 for the purposes set forth herein.

In consideration of the mutual agreements and undertakings herein, the signatories hereby agree as follows:

SECTION 1

DEFINITIONS

Whenever used in this Agreement, in either the singular or plural number, each of the following terms shall have the following respective meanings:

1.1 Adjusted Sector Voting Share applies only for votes of Technical Committees and shall be determined for each Technical Committee vote in accordance with the following formula:

A	= S + (S * [(100%-P)/P])

Where:

A	is the Sector’s Adjusted Sector Voting Share.

S	is (i) for each active Sector which has not satisfied its Sector Quorum requirements, the sum of the Member Fixed Voting Shares of the Sector members who vote on the proposed action, or on whose behalf a vote is properly cast, and (ii) for each active Sector which has satisfied its Sector Quorum requirements, that Sector’s Sector Voting Share.

P	is the sum of (A) for each active Sector which has not satisfied its Sector Quorum requirements, the Member Fixed Voting Shares of the members who voted on the proposed action or on whose behalf a vote is properly cast and (B) the Sector Voting Shares of all Sectors which have satisfied their Sector Quorum requirements.

The aggregate Adjusted Sector Voting Share for each vote shall equal one hundred percent (100%).

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 7
Second Restated NEPOOL Agreement
Section 1 - Definitions

1.2 Adjusted Sub-Sector Voting Share shall be determined for each Principal Committee vote in accordance with the following formula:

AVS	= T + (T * [(AR Sector Voting Share %-Q)/Q])

Where:

AVS	is an AR Sub-Sector’s Adjusted Voting Share.

T	is (i) for each Sub-Sector which has not satisfied its AR Sub-Sector Quorum Requirement, the sum of the Member Fixed Voting Shares of the Sub-Sector members who vote on the proposed action, or on whose behalf a vote is properly cast, and (ii) for each Sub-Sector which has satisfied its AR Sub-Sector Quorum Requirement, that Sub-Sector’s Sub-Sector Voting Share.

Q	is the sum of (A) for each Sub-Sector which has not satisfied its AR Sub-Sector Quorum Requirement, the Member Fixed Voting Shares of the Sub-Sector members who voted on the proposed action or on whose behalf a vote is properly cast and (B) the Sub-Sector Voting Shares of the AR Sub-Sectors which have satisfied their AR Sub-Sector Quorum Requirement.

The aggregate Adjusted Sub-Sector Voting Share for each vote shall equal the sum of the Member Fixed Voting Shares of the AR Sub-Sector voting members.

1.3 Agreement is this second restated contract and attachments as amended and restated from time to time.

1.4 Alternative Resources or AR are Renewable Generation Resources, Distributed Generation Resources, and Load Response Resources.

1.5 Alternative Resources Sector or AR Sector is the Sector established pursuant to Section 6.2(d) of this Agreement.

1.6 AR Provider is a Participant with a “Substantial Business Interest” in Alternative Resources located within the New England Control Area. For the purposes of this Agreement,

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 8
Second Restated NEPOOL Agreement
Section 1 - Definitions

(a) a Participant has a Substantial Business Interest in Alternative Resources if:

(i) either (A) the Participant owns or controls any Alternative Resource and at least 75% of its Energy resources within the New England Control Area are Alternative Resources; or (B) the Participant (1) owns or controls at least 50 MW (or its equivalent) of Alternative Resources within the New England Control Area or (2) has an independently verifiable capital investment in its Alternative Resources in the New England Control Area as of the end of the most recent calendar year of at least $30,000,000, regardless of the percentage of its business interests those Alternative Resources represent; and

(ii) either (A) the quantity of Alternative Resources (in megawatts) and other generation resources in the New England Control Area owned or controlled by the Participant exceeds the highest quantity of hourly Governance Load responsibility held by the Participant in the prior twelve (12) months; or (B) the quantity of generation (in megawatt hours) in the past twelve months from Alternative Resources and other generation resources in the New England Control Area that the Participant owns or controls exceeds the total quantity of Governance Load responsibility held by the Participant in the prior twelve months; or (C) the Participant has not held any Governance Load responsibility in the prior twelve (12) months but otherwise meets one of the tests set forth in (i)(A) or (i)(B) above.

(b) the only Alternative Resources that shall be taken into account for purposes of determining whether an Entity qualifies as an AR Provider are (i) those generating resources that are within the New England Control Area that are (A) currently in operation, (B) under construction, or (C) proposed for operation as generation and that have received approvals under Sections 18.4 and/or 18.5 of the First Restated NEPOOL Agreement between July 1, 2002 and the Effective Date or received approvals on or after the Effective Date under Sections I.3.9 and/or I.3.10 of the Tariff or for which completed environmental air or environmental siting applications have been filed or permits exist; or (ii) Demand Response Resources that are enrolled in the Load Response Program and have not been inactive in that Program for a period exceeding six (6) months; or (iii) Energy Efficiency Resources that have not been inactive in an Energy efficiency program of a New England state for a period exceeding six (6) months.

1.7 AR Sector Voting Share is the sum of the Sub-Sector Voting Shares of the AR Sub-Sectors.

1.8 AR Sub-Sector is the Renewable Generation Sub-Sector, Distributed Generation Sub-Sector, or the Load Response Sub-Sector of the AR Sector created pursuant to the terms of this Agreement.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 9
Second Restated NEPOOL Agreement
Section 1 - Definitions

1.9 AR Sub-Sector Quorum Requirement for an AR Sub-Sector shall be the lesser of (i) fifty percent (50%) or more (rounded to the next higher whole number) of the voting members of the Sub-Sector, or (ii) five (5) or more voting members of the Sub-Sector for the Participants Committee or three (3) or more voting members of the Sub-Sector for the Technical Committees.

1.10 Balloting Agent is the Secretary of the Participants Committee.

1.11 Business Day shall have the meaning set forth in the Tariff.

1.12 Commission is the Federal Energy Regulatory Commission.

1.13 Control Area is an electric power system or combination of electric power systems to which a common automatic generation control scheme is applied in order to:

(a) match, at all times, the power output of the generators within the electric power system(s) and capacity and Energy purchased from entities outside the electric power system(s), with the load within the electric power system(s);

(b) maintain scheduled interchange with other Control Areas, within the limits of Good Utility Practice;

(c) maintain the frequency of the electric power system(s) within reasonable limits in accordance with Good Utility Practice and the criteria of the applicable regional reliability council or the NERC; and

(d) provide sufficient generating capacity to maintain operating reserves in accordance with Good Utility Practice.

1.14 Demand Response Resource is for the purposes of this Agreement any resource in the New England Control Area that (a) produces quantifiable and verified, time-specific and location-specific load reductions from implementation of demand response measures for which the Entity that provides or controls the resource receives compensation; or (b) qualifies as a demand response resource, including distributed generation, pursuant to the Load Response Program; or (c) qualifies to receive an Installed Capacity payment pursuant to the Load Response Program; or (d) is determined by the Participants Committee to be a Demand Response Resource.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 10
Second Restated NEPOOL Agreement
Section 1 - Definitions

1.15 Distributed Generation Resource is for the purposes of this Agreement any electric generating facility in the New England Control Area that: (a) generates electricity pursuant to a distributed generation tariff or contract; or (b) is interconnected to the New England Transmission System or a New England distribution system pursuant to a distributed generation agreement; or (c) the Participants Committee determines is a Distributed Generation Resource.

1.16 Distributed Generation Resource Provider is an AR Provider which, together with its Related Persons, owns or controls Distributed Generation Resources.

1.17 Distributed Generation Sub-Sector is the AR Sub-Sector established pursuant to Section 6.2(d)(i)(2) of this Agreement.

1.18 DRP is a Participant that (a) is eligible and has enrolled itself and/or one or more eligible end users to provide a reduction in Energy usage in the New England Control Area (whether through reduced Energy consumption or the operation of on-site generation which when operated does not result in net electric export to the grid) pursuant to the Load Response Program; (b) does not participate in the New England Market other than as permitted or required pursuant to the Load Response Program; (c) elected to be treated as a DRP before it became a Participant; and (d) was a DRP before the Effective Date.

1.19 DRP Group Member has the meaning set forth in Section 6.2(d) of this Agreement.

1.20 Effective Date of this Agreement is the Operations Date that occurs in accordance with Paragraph 1 of the Settlement Agreement Resolving Specified Issues dated August 20, 2004 entered into by and among the Settling Parties (as that term is defined in the Settlement Agreement).

1.21 End User Organization is an End User Participant which is (a) a registered tax-exempt non-profit organization with (i) an organized board of directors and (ii) a membership (A) of at least 100 Entities that buy electricity at wholesale or retail in the New England states or (B) with an aggregate peak monthly demand (non-coincident) for load in New England, including load served by Governance Only End User Behind-the-Meter Generation, of at least ten (10) megawatts or (b) a municipality or other governmental agency located in New England which does not meet the definition of Publicly Owned Entity.

1.22 End User Participant is a Participant which is (a) a consumer of electricity in the New England Control Area that generates or purchases electricity primarily for its own consumption, (b) a non-profit group representing such consumers, or (c) a Related Person of

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 11
Second Restated NEPOOL Agreement
Section 1 - Definitions

another End User Participant and which (i) is licensed as a competitive supplier under the statutes and regulations of the state in which the End User Participant which is its Related Person is located and (ii) participates in the New England Market solely to serve the load of the End User which is its Related Person.

1.23 End User Sector is the Sector established pursuant to Section 6.2(f) of this Agreement.

1.24 Energy is power produced in the form of electricity, measured in kilowatt-hours or megawatt-hours.

1.25 Energy Efficiency Resource is for the purposes of this Agreement any resource in the New England Control Area that is not a generator and either (a) produces quantifiable and verified, time-specific and location-specific load reductions from implementation of measures that reduce the Energy used by end-use devices and systems while maintaining comparable service for which the Entity that provides or controls the resource receives compensation pursuant to an energy efficiency program of a New England state; or (b) is determined by the Participants Committee to be an Energy Efficiency Resource.

1.26 Entity is any person or organization whether the United States of America or Canada or a state or province or a political subdivision thereof or a duly established agency of any of them, a private corporation, a partnership, an individual, an electric cooperative or any other person or organization recognized in law as capable of owning property and contracting with respect thereto that is either:

(a) engaged in the electric power business (the generation and/or transmission and/or distribution of electricity for consumption by the public; or the purchase, as a principal or broker, of installed capability, Energy, operating reserve, or ancillary services; or the ownership or control of Load Response Resources); or

(b) a consumer of electricity in the New England Control Area that generates or purchases electricity primarily for its own consumption or a non-profit group representing such consumers.

1.27 First Restated NEPOOL Agreement is the NEPOOL Agreement as in effect just prior to the Effective Date.

1.28 Fully Activated Sub-Sector Voting Share is eight and one-third percent (8 1/3%) in the case of the Renewable Generation Sub-Sector and four and one-sixth percent (4 1/6%) in the case of each of the Distributed Generation and Load Response Sub-Sectors.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 12
Second Restated NEPOOL Agreement
Section 1 - Definitions

1.29 Generation Sector is the Sector established pursuant to Section 6.2(a) of this Agreement.

1.30 Good Utility Practice shall have the meaning set forth in the Tariff.

1.31 Governance Load (in Kilowatts) of a Participant during any particular hour and solely for purposes of determining eligibility for participation in the AR Sector is the greater of (A) Real-Time Load Obligation (as defined in the Market Rules) for such hour during the period in question, or (B) the total during such hour, of (a) kilowatthours provided by such Participant to its retail customers for consumption, plus (b) kilowatthours of use by such Participant, plus (c) kilowatthours of electrical losses and unaccounted for use by the Participant on its system, plus (d) kilowatthours used by such Participant for pumping Energy for its entitlements in pumped storage hydroelectric generating facilities, plus (e) kilowatthours delivered by such Participant to Non-Participants. The Governance Load of a Participant may be calculated in any reasonable manner which substantially complies with this definition.

1.32 Governance Only End User Behind-the-Meter Generation is for purposes of Sections 1.21 and 1.40 of this Agreement generation that has all three (3) of the following attributes: (i) it is owned by a Governance Only Member; and (ii) it is used to meet that Governance Only Member’s load or, for any hour in which the output of the Governance Only End User Behind-the-Meter Generation owned by the Governance Only Member exceeds its Regional Network Load (as defined in Section II of the Tariff), another Participant or Individual RTO Participant which is not a Governance Only Member is obligated under tariff or contract to report such excess to the System Operator pursuant to the Market Rules; and (iii) it is delivered to the Governance Only Member without the use of PTF or another Entity’s transmission or distribution facilities.

1.33 Governance Only Member is an End User Participant that participates in NEPOOL for governance purposes only; provided, however, that a Governance Only Member may elect to participate in the Load Response Program without losing the benefits of Governance Only Member status for any other purpose under this Agreement. An End User Participant may elect to be a Governance Only Member before its application is approved by NEPOOL or by a written notice delivered to the Secretary of the Participants Committee. Other than for an election made prior to the approval of its application by NEPOOL, the election to be a Governance Only Member shall become effective beginning on the first annual meeting of the Participants Committee following notice of such election.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 13
Second Restated NEPOOL Agreement
Section 1 - Definitions

1.34 Governance Rating is (a) with respect to an electric generating unit or combination of units (other than a Distributed Generation Resource), (i) the Winter Capability of such unit or combination of units, or (ii) if no Winter Capability has been determined by the System Operator, the aggregate name plate rating of such unit or combination of units; (b) with respect to Demand Response Resources, the highest adjusted capability value (determined in accordance with the Load Response Program) for those Demand Response Resources in the prior twelve (12) months; (c) for Distributed Generation Resources not participating in the New England Markets or the Load Response Program, the name plate rating of the Distributed Generation Resource; or (d) for Energy Efficiency Resources, the highest verified co-incident peak savings provided during the hours of the Load Response Program during the prior twelve (12) months. The Governance Rating of a Participant may be determined by the System Operator in any reasonable manner which substantially complies with this definition.

1.35 Governance Transmission Owner for the purposes of this Agreement is an owner of PTF which makes its PTF available under the Tariff and owns a Local Network (as that term is defined in the Tariff) listed in Attachment E to the Tariff which is not a Publicly Owned Entity, including any affiliate of an owner of PTF that owns transmission facilities that are made available as part of such owner’s Local Network; provided that if an owner of PTF was not listed in Attachment E to the NEPOOL Open Access Transmission Tariff as that Tariff was in effect on May 10, 1999, the owner of PTF must also (1) own, or lease with rights equivalent to ownership, PTF with an original capital investment in its PTF as of the end of the most recent year for which figures are available from annual reports submitted to the Commission in Form 1 or any similar form containing comparable annualized data of at least $30,000,000, and (2) provide transmission service to non-affiliated customers pursuant to an open access transmission tariff on file with the Commission.

1.36 Individual RTO Participants are the Entities defined as “Individual Participants” in Section 1 of the Participants Agreement.

1.37 Information Policy is the policy on file with the Commission as part of the Tariff establishing guidelines regarding the information received, created and distributed by Participants and the System Operator in connection with the New England Markets and the New England Transmission System.

1.38 ISO is ISO New England Inc., acting as the regional transmission organization for the New England Control Area.

1.39 ISO Operating Documents shall have the meaning set forth in the Tariff.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 14
Second Restated NEPOOL Agreement
Section 1 - Definitions

1.40 Large End User is an End User Participant which is considered for this purpose to be (a) a single end user with a peak monthly demand (non-coincident) for load in New England, including load served by Governance Only End User Behind-the-Meter Generation, of at least one (1) megawatt, or (b) a group of two or more corporate entities each with a peak monthly demand (non-coincident) for load in New England, including load served by Governance Only End User Behind-the-Meter Generation, of at least 0.35 megawatts that together totals at least one (1) megawatt.

1.41 Load Response Program is the load response program included in the Market Rules.

1.42 Load Response Resource is for the purposes of this Agreement an Energy Efficiency Resource or Demand Response Resource.

1.43 Load Response Resource Provider is an AR Provider which, together with its Related Persons, owns or controls Load Response Resources.

1.44 Load Response Sub-Sector is the AR Sub-Sector established pursuant to Section 6.2(d)(i)(3) of this Agreement.

1.45 Market Participant End User is an End User Participant that participates directly in the New England Markets; provided, however, that a Governance Only End User which participates in the Load Response Program shall not be considered a Market Participant End User.

1.46 Market Participant Service Agreement or MPSA shall have the meaning set forth in the Tariff.

1.47 Market Rule 1 is Market Rule 1 and the appendices and attachments thereto set out in Section III of the Tariff, as modified and amended from time to time.

1.48 Market Rules are the rules defined in the Participants Agreement, including, on the Effective Date, Market Rule 1.

1.49 Markets Committee is the committee whose responsibilities are specified in Section 8.2.2 of the Participants Agreement.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 15
Second Restated NEPOOL Agreement
Section 1 - Definitions

1.50 Member Adjusted Voting Share

(a) for a voting member of each active Sector (other than the AR Sector) which casts an affirmative or negative vote on a proposed action or amendment and which has been appointed by a Participant or group of Participants which are members of a Sector satisfying its Sector Quorum requirement for the proposed action or amendment, is the quotient obtained by dividing (i) the Sector Voting Share of that Sector for the Participants Committee or the Adjusted Sector Voting Share of that Sector for the Technical Committees by (ii) the number of voting members appointed by members of that Sector which cast affirmative or negative votes on the matter, adjusted, if necessary, for End User Participants and group voting members as provided in the definition of “Member Fixed Voting Share”; and

(b) for a voting member of an AR Sub-Sector which casts an affirmative or negative vote on a proposed action or amendment and which has been appointed by a Participant or group of Participants which are members of an AR Sub-Sector satisfying its AR Sub-Sector Quorum Requirement for a proposed action or amendment, is the quotient obtained by dividing (i) the Adjusted AR Sub-Sector Voting Share of that Sub-Sector by (ii) the number of voting members appointed by members of that Sub-Sector which cast affirmative or negative votes on the matter.

1.51 Member Fixed Voting Share.

(a) for a voting member of each active Sector (other than the AR Sector), whether or not the member is in attendance, is the quotient obtained by dividing (i) the Sector Voting Share of the Sector to which the Participant or group of Participants which appointed the voting member belongs by (ii) the total number of voting members appointed by members of that Sector, adjusted, if necessary, to take into account (A) the manner in which the voting shares of End User Participants are to be determined while they are members of the Publicly Owned Entity Sector, and (B) any required change in the voting share of the Transmission Group Member, as determined in accordance with Section 6.2(b); and

(b) for a voting member of an AR Sub-Sector whether or not the member is in attendance and until the sum of the Member Fixed Voting Shares of the Sub-Sector voting members equals or exceeds the Fully Activated Sub-Sector Voting Share, is either 1 2/3% if the voting member represents a Participant or Participants which own or control, together with their Related Persons, more than 15 MW (or its equivalent) of Alternative Resources or 1% if the voting member represents less than 15 MW (or its equivalent) of Alternative Resources. When the sum of the Member Fixed Voting Shares of the AR Sub-Sector voting members equals or exceeds the Fully Activated Sub-Sector Voting Share, the Member Fixed Voting Share for the

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 16
Second Restated NEPOOL Agreement
Section 1 - Definitions

voting member whether or not the voting member is in attendance will be the quotient obtained by dividing (i) the Fully Activated Sub-Sector Voting Share by (ii) the total number of voting members appointed by Participants in that Sub-Sector.

1.52 Minimum Response Requirement with respect to a proposed amendment to this Agreement means that the ballots received by the Balloting Agent from Participants relating to the proposed amendment before the end of the appropriate time specified in Section 6.11(c) must satisfy the following thresholds:

(a) the sum of the Member Fixed Voting Shares of the Participant voting members whose ballots are received must equal at least fifty percent (50%); and

(b) the Participants whose voting members timely return ballots for or against the amendment must include Participants that are represented by voting members having at least fifty percent (50%) of the Member Fixed Voting Shares in each of a majority of the activated Sectors.

1.53 NECPUC is the New England Conference of Public Utilities Commissioners, Inc., including any successor organization.

1.54 NEPOOL is the New England Power Pool, the voluntary unincorporated association organized under and governed by this Agreement, and the Entities collectively participating in the New England Power Pool as Participants.

1.55 NEPOOL Vote:

(a) with respect to an amendment or proposed action of the Participants Committee is the sum of (i) the Member Adjusted Voting Shares of the voting members of the Committee which cast an affirmative vote on the proposed action or amendment and which have been appointed by a Participant or group of Participants which are members of a Sector satisfying its Sector Quorum requirements and (ii) the Member Fixed Voting Shares of the voting members of the Committee which cast an affirmative vote on the proposed action or amendment and which have been appointed by a Participant or group of Participants which are members of a Sector which fails to satisfy its Sector Quorum requirements; and

(b) with respect to a proposed action of a Technical Committee is the sum of the Member Adjusted Voting Shares of the voting members of the Committee which cast an affirmative vote on the proposed action.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 17
Second Restated NEPOOL Agreement
Section 1 - Definitions

1.56 NERC is the North American Electric Reliability Council, including any successor organization.

1.57 New England Control Area shall have the meaning set forth in Section II of the Tariff.

1.58 New England Markets are the markets for Energy, capacity and certain ancillary services within the New England Control Area as set forth in the Market Rules.

1.59 New England Transmission System is the system of transmission facilities within the New England Control Area under the System Operator’s operational jurisdiction.

1.60 Non-Participant is any entity which is not a Participant.

1.61 NPCC is the Northeast Power Coordinating Council, including any successor organization.

1.62 Participant is an eligible Entity (or group of Entities which has elected to be treated as a single Participant pursuant to Section 4.1) which has become a Participant in accordance with Section 3.1 until such time as such Entity’s status as a Participant terminates pursuant to Sections 6.2 or 16.1.

1.63 Participant Expenses are those costs and expenses that are incurred pursuant to authorization of the Participants Committee and are not considered costs and expenses of the System Operator. Participant Expenses shall be allocated in accordance with Section 1.1.

1.64 Participants Agreement is the Participants Agreement among the ISO and the NEPOOL Participants acting by and through the Participants Committee and the Individual Participants (as defined therein), as modified and amended from time to time in accordance with its terms.

1.65 Participants Committee is the committee whose responsibilities are specified in Section 8.1 of the Participants Agreement.

1.66 PTF or Pool Transmission Facilities shall have the meaning set forth in the Tariff.

1.67 Power Year is the twelve (12) month period as defined in the Participants Agreement.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 18
Second Restated NEPOOL Agreement
Section 1 - Definitions

1.68 Principal Committees are the Participants Committee and the Technical Committees.

1.69 Publicly Owned Entity is an Entity which is either a municipality or an agency thereof, or a body politic and public corporation created under the authority of one of the New England states, authorized to own, lease and operate electric generation, transmission or distribution facilities, or an electric cooperative, or an organization of any such entities.

1.70 Publicly Owned Entity Sector is the Sector established pursuant to Section 6.2(e) of this Agreement.

1.71 PURPA is the Public Utility Regulatory Policies Act of 1978.

1.72 Related Person of a Participant is:

(a) for all Participants, either (i) a corporation, partnership, business trust or other business organization 10% or more of the stock or equity interest in which is owned directly or indirectly by, or is under common control with, the Participant, or (ii) a corporation, partnership, business trust or other business organization which owns directly or indirectly 10% or more of the stock or other equity interest in the Participant, or (iii) a corporation, partnership, business trust or other business organization 10% or more of the stock or other equity interest in which is owned directly or indirectly by a corporation, partnership, business trust or other business organization which also owns 10% or more of the stock or other equity interest in the Participant, or (iv) a natural person, or a member of such natural person’s immediate family, who is, or within the last 12 months has been, an officer, director, partner, employee, or representative in NEPOOL activities of, or natural person having a material ongoing business or professional relationship directly related to NEPOOL activities with, the Participant or any corporation, partnership, business trust or other business organization related to the Participant pursuant to clauses (i), (ii) or (iii) of this Section 1.72(a); and

(b) for all End User Participants which are also natural persons, a Related Person is (i) a member of such End User’s immediate family, or (ii) a Participant and any corporation, partnership, business trust, or other business organization related to the Participant pursuant to clauses (i), (ii) or (iii) of Section 1.72(a), of which such End User Participant, or a member of such End User Participant’s immediate family, is, or within the last twelve (12) months has been, an officer, director, partner, or employee of, or with which an individual End User Participant has, or within the last twelve (12) months had, a material ongoing business or professional relationship directly related to NEPOOL activities, or (iii) another Participant which, within the last twelve (12) months, has paid a portion of the End User Participant’s

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 19
Second Restated NEPOOL Agreement
Section 1 - Definitions

expenses under Section 14 of this Agreement or Section 19 of the First Restated NEPOOL Agreement, or (iv) a corporation, partnership, business trust or other business organization in which the End User Participant owns stock and/or equity with a fair market value in excess of $50,000.

(c) Notwithstanding the foregoing, for the purposes of this definition, an individual shall not be deemed to have or had a material on-going business relationship directly related to NEPOOL activities with any corporation, partnership, business trust, other business organization or Publicly Owned Entity solely as a result of being served, as a customer, with electricity or gas.

1.73 Related Person Supplier is a Participant that (i) is represented by a voting member of the Supplier Sector, (ii) participates in the New England Markets solely to serve one or more Related Persons that are not Participants but consume electricity in the New England Control Area and that generate or purchase electricity primarily for their own consumption, and (iii) is licensed as a competitive supplier under the statutes and regulations of each New England state in which it serves any such Related Person.

1.74 Reliability Committee is the committee whose responsibilities are specified in Section 8.2.3 of the Participants Agreement.

1.75 Renewable Generation Resource is for the purposes of this Agreement any electric generating facility in the New England Control Area that: (a) is defined as renewable generation under any New England state renewable portfolio standard; or (b) satisfies the criteria for a Small Power Production Facility under PURPA; or (c) primarily uses one or more of the following fuels, Energy resources, or technologies: solar, wind, hydro, tidal, geothermal, or biomass; or (d) the Participants Committee determines is a Renewable Generation Resource.

1.76 Renewable Generation Resource Provider is an AR Provider which, together with its Related Persons, owns or controls Renewable Generation Resources.

1.77 Renewable Generation Sub-Sector is the AR Sub-Sector that is established pursuant to Section 6.2(d)(i)(1) of this Agreement.

1.78 Review Board is the board whose responsibilities are specified in Section 11.

1.79 Sector is the Generation Sector, the Transmission Sector, the Supplier Sector, the AR Sector, the Publicly Owned Entity Sector, the End User Sector, or any other Sector created pursuant to the terms of this Agreement.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 20
Second Restated NEPOOL Agreement
Section 1 - Definitions

1.80 Sector Quorum for a Sector shall be the lesser of (a) fifty percent (50%) or more (rounded to the next higher whole number) of the voting members of the Sector, or (b) five (5) or more voting members of the Sector for the Participants Committee or three (3) or more voting members of the Sector for the Technical Committees.

1.81 Sector Voting Share is:

(a) for the AR Sector, the sum of the Member Fixed Voting Shares; and

(b) for each active Sector (other than the AR Sector), the quotient obtained by dividing one hundred percent (100%) minus the AR Sector Voting Share by the number of active Sectors (other than the AR Sector). For example, if there are five active Sectors (other than the AR Sector) and the AR Sector Voting Share is sixteen and two-thirds percent (16 2/3%), the Sector Voting Share of each of the other Sectors is also sixteen and two-thirds percent (16 2/3%). The aggregate Sector Voting Shares shall equal one hundred percent (100%).

1.82 Small End User is a End User Participant which does not otherwise meet the definition of Large End User or End User Organization.

1.83 Sub-Sector Voting Share is either (a) the Fully Activated Sub-Sector Voting Share where the sum of the Member Fixed Voting Shares of the voting members of the Sub-Sector is equal to or greater than its Fully Activated Sub-Sector Voting Share or (b) the sum of the Member Fixed Voting Shares of the voting members of that Sub-Sector where such sum is less than the Fully Activated Sub-Sector Voting Share.

1.84 Supplier Sector is the Sector established pursuant to Section 6.2(c) of this Agreement.

1.85 System is the system defined in the Participants Agreement.

1.86 System Operator is the central dispatching agency referred to in this Agreement which has responsibility for the operation of the New England Control Area from the regional control center and the administration of the Tariff. As of the Effective Date, the System Operator is the ISO (the regional transmission organization for New England).

1.87 System Rules are the ISO Operating Documents, the Information Policy, and any other system rules, manuals, procedures, criteria or reliability standards for the operation of the System and administration of the New England Markets, this Agreement, the Participants Agreement or the Tariff.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 21
Second Restated NEPOOL Agreement
Section 1 - Definitions

1.88 Tariff is the ISO’s Transmission, Markets and Services Tariff, as on file with the Commission and as amended from time to time.

1.89 Technical Committees are the Markets Committee, the Reliability Committee, and the Transmission Committee.

1.90 Transmission Committee is the committee whose responsibilities are specified in Section 8.2.4 of the Participants Agreement.

1.91 Transmission Operating Agreement or TOA is the Transmission Operating Agreement among the ISO and the transmission-owning Entities that are parties thereto, as modified and amended from time to time in accordance with its terms.

1.92 Transmission Sector is the Sector established pursuant to Section 6.2(b) of this Agreement.

1.93 Winter Capability is, with respect to an electric generating unit or combination of units, the maximum dependable load carrying ability in kilowatts of such unit or units (exclusive of capacity required for station use) during the Winter Period, as determined by the System Operator.

1.94 Winter Period is for each Power Year the eight-month period from October through May for each Power Year.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 22
Second Restated NEPOOL Agreement
Section 2 - Purpose; Effective Date; Section 3 - Membership

SECTION 2

PURPOSE; EFFECTIVE DATE

2.1 Purpose. This Agreement is intended to (a) provide for certain understandings among the Participants concerning their collective, coordinated interactions with, and responsibilities to, each other and their collective interaction with the System Operator consistent with the Participants Agreement, (b) provide a stakeholder advisory process for the ISO in its role as the regional transmission organization for the New England Control Area, and (c) provide a vehicle for the participation by Publicly Owned Entities in such regional transmission organization.

2.2 Effective Date. The provisions of this Agreement become effective on the Effective Date and replace on that date the provisions of the First Restated NEPOOL Agreement.

SECTION 3

MEMBERSHIP

3.1 Membership.

(a) Those Entities that are Participants in NEPOOL on the Effective Date shall continue to be Participants. The Transmission Owners listed in Schedule 3.1 shall be deemed to have terminated their status as NEPOOL Participants immediately preceding the Effective Date and to have become Participants pursuant to this Agreement on the Effective Date. Any other Entity may, upon compliance with such reasonable conditions as the Participants Committee may prescribe, become a Participant by depositing a counterpart of this Agreement as theretofore amended, duly executed by it, with the Secretary of the Participants Committee, and a check in payment of the application fee described below.

(b) Any such Entity which satisfies the requirements of this Section 3.1 shall become a Participant, and this Agreement shall become fully binding and effective in accordance with its terms as to such Entity, as of the first day of the second calendar month following its satisfaction of such requirements; provided that an earlier or later effective time may be fixed by the Participants Committee with the concurrence of such Entity or by the Commission.

(c) The application fee to be paid by each Entity seeking to become a Participant shall be in addition to the annual fee provided by Section 14.1 and shall be $500 for an applicant which qualifies for membership only as an End User Participant, $1,000 for an applicant which together with its Related Persons owns or controls less than 5 MW (or its equivalent) of Alternative Resources and qualifies for membership as an AR Provider, and $5,000 for all other applicants, or such other amount as may be fixed by the Participants Committee.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 23
Second Restated NEPOOL Agreement
Section 4 - Status of Participants

3.2 Lack of Place of Business in New England. If and for so long as a Participant does not have a place of business located in one of the New England states, the Participant shall be deemed to irrevocably (a) submit to the jurisdiction of any Connecticut state court or United States Federal court sitting in Connecticut (the state whose laws govern this Agreement) over any action or proceeding arising out of or relating to this Agreement that is not subject to the exclusive jurisdiction of the Commission, (b) agree that all claims with respect to such action or proceeding may be heard and determined in such Connecticut state court or Federal court, (c) waive any objection to venue or any action or proceeding in Connecticut on the basis of forum non conveniens, (d) agree that service of process may be made on the Participant outside Connecticut by certified mail, postage prepaid, mailed to the Participant at the address of its member on the Participants Committee as set out in the NEPOOL roster or at the address of its principal place of business and agrees to waive service of a summons in federal court as provided by Rule 4(d) of the Federal Rules of Civil Procedure, and (e) waives the right to contest that service of process as contemplated by Section 1.1(d) is invalid.

SECTION 4

STATUS OF PARTICIPANTS

4.1 Treatment of Certain Entities as Single Participant.

(a) Each Entity that is treated with other Entities collectively as a single Participant under the First Restated NEPOOL Agreement as of the Effective Date shall retain that status until it revokes in writing its election to be treated as part of the single Participant.

(b) In view of the long-standing arrangements in Vermont, Vermont Electric Power Company, Inc. and any other Vermont electric utilities which elect in writing to be grouped with it shall be collectively treated as a single Participant for purposes of this Agreement; provided, however, that any Vermont electric utility which is a Publicly Owned Entity may elect to join the Publicly Owned Entity Sector and be treated as a member of that Sector for purposes of governance, annual fees and Participant Expense allocation, without losing the benefits of single Participant status for any other purpose under this Agreement.

4.2 Participants to Retain Separate Identities. The signatories to this Agreement shall not become partners by reason of this Agreement or their activities hereunder, but as to each other and to third persons, they shall be and remain independent contractors in all matters relating to this Agreement. This Agreement shall not be construed to create any liability on the part of any signatory to anyone not a party to this Agreement. Each signatory shall retain its separate identity and, to the extent not limited hereby, its individual freedom in rendering service to its customers.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 24
Second Restated NEPOOL Agreement
Section 5 - Objectives and Cooperation

SECTION 5

OBJECTIVES AND COOPERATION

5.1 Objectives. The objectives for the market and transmission arrangements for the New England Control Area, as implemented through this Agreement, the Participants Agreement, the Tariff, including but not limited to the Market Rules, the Market Participant Service Agreement, the TOA, and the System Rules are:

(a) to assure the bulk power supply system within the New England Control Area conforms to proper standards of reliability;

(b) to create and sustain open, non-discriminatory, competitive, unbundled, markets for Energy, capacity and ancillary services (including operating reserves) that are (i) economically efficient and balanced between buyers and sellers, and (ii) provide an opportunity for a participant to receive compensation through the market for a service it provides, in a manner consistent with proper standards of reliability and the long-term sustainability of competitive markets;

(c) to provide market rules that (i) promote a market based on voluntary participation, (ii) allow market participants to manage the risks involved in offering and purchasing services, and (iii) compensate at fair value (considering both benefits and risks) any required service, subject to the Commission’s jurisdiction and review;

(d) to allow informed participation and encourage ongoing market improvements;

(e) to provide transparency with respect to the operation of and the pricing in markets and purchase programs;

(f) to provide access to competitive markets within the New England Control Area and to neighboring regions; and

(g) to provide for an equitable allocation of costs, benefits and responsibilities among market participants.

The signatories to this Agreement agree that the preceding objectives are consistent with the Federal Power Act and do not in and of themselves create independent causes of action.

5.2 Cooperation. In furtherance of the objectives set forth in Section 5.1, each Participant shall observe the provisions of this Agreement in good faith.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 25
Second Restated NEPOOL Agreement
Section 6 - Committee Organization and Voting

SECTION 6

COMMITTEE ORGANIZATION AND VOTING

6.1 Principal Committees. There shall be four principal NEPOOL Committees (the “Principal Committees”), as follows:

(a) the Participants Committee which shall perform those functions specified in Section 8.1 of the Participants Agreement and shall act in accordance with the provisions of this Agreement in performing those functions;

(b) the Markets Committee which shall perform those functions specified in Section 8.2.2 of the Participants Agreement and shall act in accordance with the provisions of this Agreement in performing those functions;

(c) the Reliability Committee which shall perform those functions specified in Section 8.2.3 of the Participants Agreement and shall act in accordance with the provisions of this Agreement in performing those functions; and

(d) the Transmission Committee which shall perform those functions specified in Section 8.2.4 of the Participants Agreement and shall act in accordance with the provisions of this Agreement in performing those functions.

In addition, there shall be such other committees as may be established from time to time by the Participants Committee.

6.2 Sector Representation. The members of each Principal Committee shall each belong to a single sector for voting purposes (“Sector”). Each Participant shall be obligated to designate in a notice to the Secretary of the Participants Committee a Sector that it or its Related Persons is eligible to join and that it elects to join for purposes of all of the Principal Committees; provided, however, that (i) a Participant shall not be eligible to join the End User Sector if any of its Related Persons which are Participants or Individual RTO Participants are not eligible to join the End User Sector and (ii) a DRP and the Participants which are its Related Persons shall not be represented by the DRP Group Member (as defined below) if any one of them is not a DRP. A Participant and its Related Persons shall together be entitled to join only one Sector and shall have no more than one vote on each Principal Committee, provided that any voting member of a Principal Committee shall be entitled to split its vote.

The Sectors for each Principal Committee, the criteria for eligibility for membership in each Sector and the minimum requirement which a Participant must meet as a member of a Sector in order to appoint a voting member of the Sector and Committee are as follows:

(a) a Generation Sector, which a Participant shall be eligible to join if (i) it (A) owns or leases with rights equivalent to ownership facilities for the generation of Energy that are located within the New England Control Area which are currently in operation, or (B) has

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 26
Second Restated NEPOOL Agreement
Section 6 - Committee Organization and Voting

proposed generation for operation within the New England Control Area either which has received approval under Sections 18.4 and/or 18.5 of the First Restated NEPOOL Agreement between July 1, 2002 and the Effective Date or received approval on or after the Effective Date under Sections I.3.9 and/or I.3.10 of the Tariff or for which completed environmental air or environmental siting applications have been filed or permits exist, and (ii) it is not a Publicly Owned Entity. Purchasing all or a portion of the output of a generation facility shall not be sufficient to qualify a Participant to join the Generation Sector.

A Participant which joins the Generation Sector shall be entitled but not required to designate an individual voting member of each Principal Committee, and an alternate to the member, if its operating or proposed generation facilities in the New England Control Area have or will have, when placed in operation, an aggregate Governance Rating of at least 15 MW.

A Participant which joins the Generation Sector but elects not to or is not eligible to designate an individual voting member, shall be represented by a group voting member and an alternate to that member for each Principal Committee (collectively, the “Generation Group Member”). The Generation Group Member shall be appointed by a majority of the Participants in the Generation Sector electing or required to be represented by that member. The Generation Group Member shall have the same percentage of the Sector vote as the individual voting members designated by other Participants in the Generation Sector which meet the 15 MW threshold and designate an individual voting member.

(b) a Transmission Sector, which a Participant shall be eligible to join if it is a Governance Transmission Owner and is not a Publicly Owned Entity. Taking transmission service shall not be sufficient to qualify a Participant to join the Transmission Sector.

A Participant which joins the Transmission Sector shall be entitled to designate an individual voting member of each Principal Committee, and an alternate to the member, if it owns or leases with rights equivalent to ownership PTF with an original capital investment in its PTF as of the end of the most recent year for which figures are available from annual reports submitted to the Commission in Form 1 or any similar form containing comparable annualized data of at least $30,000,000. A Governance Transmission Owner with facilities which were included as PTF prior to December 31, 1998 only pursuant to clause (3) of the definition of PTF in the First Restated NEPOOL Agreement shall be entitled to designate an individual voting member of each Principal Committee, and an alternate to the member, whether or not PTF which it owns or leases with rights equivalent to ownership which has an original capital investment of at least $30,000,000, so long as such Governance Transmission Owner continues to own PTF.

A Participant which joins the Transmission Sector but which is not entitled to designate an individual voting member of each Principal Committee because (i) it, together with all of its Related Persons, does not meet the $30,000,000 threshold or (ii) it no longer owns PTF and it does not have a Related Person that is entitled to designate an individual voting member for each Principal Committee in another Sector, together with the other Participants in the

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 27
Second Restated NEPOOL Agreement
Section 6 - Committee Organization and Voting

Transmission Sector which for the same reasons are unable to designate an individual voting member, shall be represented by a group voting member of each Principal Committee (the “Transmission Group Member”), and an alternate to that member. The Transmission Group Member and alternate shall be appointed by a majority vote of all Participants in the Transmission Sector required to be represented by that Member. The Transmission Group Member shall have the same percentage of the Sector vote as the individual voting members designated by other Participants in the Transmission Sector which meet the $30,000,000 threshold unless and until the original capital investment in PTF of the Participants represented by the Transmission Group Member equals or exceeds twice the $30,000,000 threshold amount. If the aggregate original capital investment in PTF equals or exceeds twice the $30,000,000 threshold amount, the percentage of the Sector votes assigned to the Transmission Group Member shall equal the number of full multiples of the $30,000,000 threshold, provided that the Transmission Group Member shall in no event be entitled to more than twenty-five percent (25%) of the Sector vote. For example, if Participants represented by the Transmission Group Member have an aggregate original capital investment in PTF in the New England Control Area totaling $70,000,000, the Transmission Group Member will have the same percentage of such votes as two ($70,000,000/$30,000,000 Threshold = 2.33) individual voting members designated by individual Participants, provided that there are at least six other members in the Sector so the Transmission Group Member does not have more than twenty-five percent (25%) of the Transmission Sector vote.

(c) a Supplier Sector, which a Participant shall be eligible to join if (i) it engages in, or is licensed or otherwise authorized by a state or federal agency with jurisdiction to engage in, power marketing, power brokering or load aggregation within the New England Control Area, or it had been engaged on and before December 31, 1998 solely in the distribution of electricity in the New England Control Area and (ii) it is not a Publicly Owned Entity. A Participant which joins the Supplier Sector shall be entitled to designate a voting member of each Principal Committee, and an alternate to the member.

(d) an Alternative Resources Sector, which an AR Provider shall be eligible to join; provided, however, that a Participant that is eligible to join the End User Sector shall not join the AR Sector.

(i) The Alternative Resources Sector shall be divided into the following three (3) Sub-Sectors:

(1) Renewable Generation Sub-Sector.

(A) A Participant shall be eligible to join the Renewable Generation Sub-Sector if it is a Renewable Generation Resource Provider. A Renewable Generation Resource Provider which joins the Renewable Generation Sub-Sector shall be entitled but not required to designate an individual voting member of each Principal Committee, and an alternate to the member, if it owns or controls Renewable Generation Resources with an aggregate Governance Rating of at least 5 MW. A Renewable Generation Resource Provider

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 28
Second Restated NEPOOL Agreement
Section 6 - Committee Organization and Voting

which owns or controls Renewable Generation Resources that have an aggregate Governance Rating of at least 15 MW shall either designate an individual voting member of each Principal Committee, and an alternate to the member, or elect to be represented by a Self-Defined Renewable Group Member as described in the following paragraph.

(B) A Renewable Generation Resource Provider which joins the Renewable Generation Sub-Sector may together with one or more Renewable Generation Resource Providers be represented by a “Self-Defined Renewable Generation Group Member” and an alternate to that member for each Principal Committee if (x) it elects not to or is not eligible to designate an individual voting member and (y) the group voting member represents Renewable Generation Resource Providers that own or control Renewable Generation Resources that in the aggregate have a Governance Rating of more than 5 MW.

(C) A Renewable Generation Resource Provider which joins the Renewable Generation Sub-Sector shall be represented by the “Small Renewable Generation Group Member” if (x) is not entitled to designate an individual voting member of each Principal Committee because it does not own or control Renewable Generation Resources with an aggregate Governance Rating of at least 5 MW, or (y) it has not elected to be represented by an individual voting member or a Self-Defined Renewable Generation Group Member.

(2) Distributed Generation Sub-Sector.

(A) A Participant shall be eligible to join the Distributed Generation Sub-Sector if it is a Distributed Generation Resource Provider or a DRP. A Distributed Generation Resource Provider which joins the Distributed Generation Sub-Sector shall be entitled but not required to designate an individual voting member of each Principal Committee, and an alternate to the member, if it owns or controls Distributed Generation Resources that in the aggregate have a Governance Rating of at least 5 MW.

(B) A Distributed Generation Resource Provider which joins the Distributed Generation Sub-Sector but elects not to or is not eligible to designate an individual voting member may together with one or more Distributed Generation Resource Providers be represented by a “Self-Defined Distributed Generation Group Member” and an alternate to that member for each Principal Committee if the group voting member represents Distributed Generation Resource Providers that own or control Distributed Generation Resources that in the aggregate have a Governance Rating of more than 5 MW.

(C) DRPs shall be represented by a separate group voting member and an alternate to that member for each Principal Committee known as the “DRP Group Member”.

(D) A Distributed Generation Resource Provider which joins the Distributed Generation Sub-Sector shall be represented by the “Small Distributed Generation Group Member” if (x) it is not entitled to designate an individual voting member of

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 29
Second Restated NEPOOL Agreement
Section 6 - Committee Organization and Voting

each Principal Committee because it does not own or control Distributed Generation Resources that in the aggregate have a Governance Rating of at least 5 MW, or (y) it has not elected to be represented by an individual voting member or a Self-Defined Distributed Generation Group Member.

(3) Load Response Sub-Sector.

(A) A Participant shall be eligible to join the Load Response Sub-Sector if it is a Load Response Resource Provider. A Load Response Resource Provider which joins the Load Response Sub-Sector shall be entitled but not required to designate an individual voting member of each Principal Committee, and an alternate to the member, if it owns or controls Load Response Resources that in the aggregate have a Governance Rating of at least 5 MW (or its equivalent).

(B) A Load Response Resource Provider which joins the Load Response Sub-Sector may together with one or more Load Response Resource Providers be represented by a “Self-Defined Load Response Group Member” and an alternate to that member for each Principal Committee if (x) it elects not to or is not eligible to designate an individual voting member and (y) the group voting member represents Load Response Resource Providers that own or control Load Response Resources that in the aggregate have a Governance Rating of more than 5 MW (or its equivalent).

(C) A Load Response Resource Provider which joins the Load Response Sub-Sector shall be represented by the “Small Load Response Group Member” if (x) it is not entitled to designate an individual voting member of each Principal Committee because it does not own or control Load Response Resources that in the aggregate have a Governance Rating of at least 5 MW (or its equivalent), or (y) it has not elected to be represented by an individual voting member or a Self-Defined Load Response Group Member.

(ii) A group voting member in the AR Sector shall be appointed or replaced by a majority of the Participants represented by that member.

(e) a Publicly Owned Entity Sector, which all Participants which are Publicly Owned Entities are eligible to join and shall join, and which End User Participants are eligible to join if there is not an activated End User Sector. A Participant which joins the Publicly Owned Entity Sector shall be entitled to designate a voting member of each Principal Committee, and an alternate to the member.

(f) an End User Sector, which an End User Participant is eligible to join provided all of its Related Persons which are either Participants or Individual RTO Participants are also eligible to join the End User Sector. Participants which join the End User Sector shall be entitled to designate an individual voting member of each Principal Committee and an alternate to the member; provided, however, that a voting member, and the alternate to the

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 30
Second Restated NEPOOL Agreement
Section 6 - Committee Organization and Voting

member, designated by a Small End User shall not be a Related Person of another Participant in a Sector other than the End User Sector.

All Participants have the right to join and be a member of a Sector. If a Participant ceases to be eligible to be a member of the Sector which it previously joined and is not eligible to join another existing Sector other than the End User Sector, it shall have the right to remain and vote in the Sector in which the Participant is currently a member for up to one (1) year. By the end of such year, either (a) this Agreement shall be amended pursuant to Section 6.10 such that qualifications for an existing Sector are changed so that the Participant qualifies for membership in an existing Sector or a new Sector is created, or (b) the Participants Committee shall seek Commission approval to terminate the Participant status of the Participant.

6.3 Appointment of Members and Alternates. A Participant or group of Participants shall designate, by a written notice delivered to the Secretary of the appropriate Committee, the voting member appointed by it for the Committee and an alternate of the member. In the absence of the member, the alternate shall have all the powers of the member, including the power to vote. A Participant may change the Sector of which it is a member. Other than for Sector changes required by Section 6.4(c), a change in the Sector in which a Participant is a member shall become effective beginning on the first annual meeting of the Participants Committee following notice of such change.

6.4 Term of Members. Each voting member of a Principal Committee shall hold office until either (a) such member is replaced by the Participant or group of Participants which appointed the member, or (b) the appointing Participant ceases to be a Participant, or (c) the appointing Participant (or its Related Person) is no longer eligible to be in the Sector to which it belongs, but is eligible to join a different Sector. Replacement of a member shall be effected by delivery by a Participant or group of Participants of written notice of such replacement to the Secretary of the appropriate Committee.

6.5 Regular and Special Meetings. Each Principal Committee shall hold its annual meeting in December or January at such time and place as the Chair shall designate and shall hold other meetings in accordance with a schedule adopted by the Committee or at the call of the Chair. Five or more voting members of a Principal Committee may call subject to the notice provisions of Section 6.6 a special meeting of the Committee in the event that the Chair fails to schedule such a meeting within three (3) Business Days following the Chair’s receipt from such members of a request specifying the subject matters to be acted upon at the meeting.

6.6 Notice of Meetings.

(a) Written or electronic notice of each meeting of a Principal Committee shall be given to each Participant, whether or not such Participant is entitled to appoint an individual voting member of the Committee, not less than three (3) Business Days prior to the date of the meeting in the case of the Technical Committees and five (5) Business Days prior to the date of the meeting for the Participants Committee.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 31
Second Restated NEPOOL Agreement
Section 6 - Committee Organization and Voting

(b) A notice of meeting shall specify the principal subject matters expected to be acted upon at the meeting. In addition, such notice shall include, or specify internet location of, all draft resolutions to be voted at the meeting (which draft resolutions may be subject to amendment of intent but not subject matter during the meeting), and all background materials deemed by the Chair or Secretary to be necessary to the Committee to have an informed opinion on such matters. Motions raised for which no draft resolutions or background materials have been provided may not be acted upon at a meeting and shall be deferred to a subsequent meeting which is properly noticed.

6.7 Attendance. Regular and special meetings may be conducted in person, by telephone, or other electronic means by means of which all persons participating in the meeting can communicate in real time with each other. In order to vote during the course of a meeting, attendance is required in person or by telephone or other real time electronic means by a voting member or its alternate or a duly designated agent who has been given, in writing, the authority to vote for the member on all matters or on specific matters in accordance with Section 6.11.

6.8 Quorum. All actions by a Principal Committee, other than a vote by the Participants Committee by written ballot to amend this Agreement, shall be taken at a meeting at which the members in attendance pursuant to Section 6.7 constitute a Quorum. A Quorum requires the attendance by members which satisfy the Sector Quorum requirements for a majority of the activated Sectors. No action may be taken by a Principal Committee unless a Quorum is present; provided, however, that if a Quorum is not present, the voting members then present shall have the power to adjourn the meeting from time to time until a Quorum shall be present.

6.9 Voting On Proposed Actions. All matters to be acted upon by a Principal Committee shall be stated in the form of a motion by a voting member, which must be seconded. Only one motion and any one amendment to that motion may be pending at one time. Passage of a motion requires a NEPOOL Vote equal to or greater than two thirds of the aggregate Sector Voting Shares. Voting members not in attendance or represented at a meeting as specified in Section 6.7 or abstaining shall not be counted as affirmative or negative votes.

6.10 Voting On Amendments. Subject to Section 16.9, amendments to this Agreement shall be accomplished as follows:

(a) Amendments shall be drafted by a standing or ad hoc NEPOOL committee or a Participant and sent to the Participants Committee for its consideration.

(b) The Participants Committee shall take action pursuant to Section 6.9 to direct the Balloting Agent to circulate ballots for approval of the draft Amendment to each Participant for execution by its voting member or alternate on the Participants Committee or such Participant’s duly authorized officer.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 32
Second Restated NEPOOL Agreement
Section 6 - Committee Organization and Voting

(c) In order to be counted, ballots must be executed and returned to the Balloting Agent for NEPOOL in accordance with the following schedule:

(i) If the ballots are delivered to each Participant by regular mail, properly executed ballots must be returned to and received by the Balloting Agent within ten (10) Business Days after deposit of such ballots in the mail by the Balloting Agent, and

(ii) If the ballots are delivered to each Participant by overnight delivery, facsimile, electronic mail or hand delivery, then properly executed ballots must be returned to and received by the Balloting Agent within five (5) Business Days after (A) deposit of such ballots with an overnight delivery courier if delivered by overnight delivery, or (B) transmission of such ballots by the Balloting Agent if delivered by facsimile or electronic mail, or (C) receipt by the Participant if delivered by hand delivery.

(iii) If the Minimum Response Requirement for an amendment has not been received by the Balloting Agent within the schedule identified in subsection (i) or (ii) above, the Balloting Agent shall send notice by overnight delivery, facsimile, electronic mail or hand delivery to all non-responding Participants and shall count any additional properly executed ballots which it receives within five (5) Business Days after such notice. The date by which properly executed ballots must be returned and received by the Balloting Agent shall be specified by the Balloting Agent in the notice accompanying such ballots.

(d) A Participant may appeal to the Review Board a proposed amendment for which ballots have been circulated, provided that such appeal is taken before the end of the fifth (5th) Business Day after the Participants Committee has taken action to direct the Balloting Agent to circulate ballots for approval of the draft amendment, by giving to the Secretary of the Participants Committee a signed and written notice of appeal. The appeal shall be moot if the amendment is not approved in balloting by the Participants Committee. If the amendment is approved, a valid appeal shall stay any filing with the Commission of any amendment to this Agreement until a decision on the appeal by the Review Board.

(e) In order for a proposed amendment to this Agreement to be approved, the following criteria must be satisfied:

(i) The Minimum Response Requirement must be satisfied with respect to the proposed amendment.

(ii) The affirmative ballot votes with respect to the proposed amendment must equal or exceed two-thirds of the aggregate Sector Voting Shares.

(iii) The Board of Directors of the System Operator has approved the proposed amendment if it changes any of the provisions of this Agreement that are also included in the Participants Agreement.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 33
Second Restated NEPOOL Agreement
Section 6 - Committee Organization and Voting

6.11 Designated Representatives and Proxies. The vote of any member of a Principal Committee or the member’s alternate, other than a ballot on an amendment, may be cast by another person pursuant to a written, standing designation or proxy; provided, however, that (i) the vote of a member or alternate to that member representing a Small End User may not be cast by a Participant or a Related Person of a Participant in a Sector other than the End User Sector and (ii) the vote of a member or alternate to that member representing an AR Provider which pays less than the lowest amount of Participant Expenses paid by an individual voting Participant in the Generation, Transmission, or Supplier Sectors may not be cast by a Participant or a Related Person of a Participant in a Sector other than the AR Sector. A designation or proxy shall be dated not more than one year previous to the meeting and shall be delivered by the member or alternate to the Secretary of the Committee at or prior to any votes being taken at the meeting at which the vote is cast pursuant to such designation or proxy. A single individual may be the designated representative of or be given the proxy of the voting members representing any number of Participants of any one Sector or Participants from multiple Sectors.

6.12 Limits on Representatives. In the End User Sector, no one person may vote on behalf of more than five (5) Small End Users. Except as otherwise provided herein, other Sectors may by unanimous written agreement elect to impose limits on the voting power any one individual may have in that Sector through being the designated representative of multiple voting members or carrying multiple proxies from voting members of that Sector. Notice of any such limits on voting power must be posted on the System Operator home page and be capable of being accessed by all Participants.

6.13 Attendance of Participants at Principal Committee Meetings. Each Participant which does not have the right to designate an individual voting member of a Principal Committee shall be entitled to attend any meeting of a Principal Committee or any other NEPOOL committee, and shall have a reasonable opportunity to express views on any matter to be acted upon at the meeting.

6.14 Adoption of Bylaws. The Participants Committee shall adopt bylaws, consistent with this Agreement, governing procedural matters including the conduct of its meetings and those of the other Principal Committees. If there is any conflict between such bylaws and this Agreement, this Agreement shall control. A Principal Committee may vote to waive its bylaws for a particular meeting, provided the motion to effect the waiver is approved in accordance with Section 6.9.

6.15 Joint Meetings of Technical Committees. To the extent appropriate and desirable, the Technical Committees are authorized and encouraged to hold meetings, and to conduct studies and exercise responsibilities, jointly with other Technical Committees.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 34
Second Restated NEPOOL Agreement
Section 6 - Committee Organization and Voting

6.16 Appointment of Technical Committee Officers.

(a) The System Operator shall, after its chief executive officer has conferred with the Participants Committee and relevant Technical Committee officers regarding such appointment(s), appoint the Chair and Secretary of each of the Technical Committees. Each individual appointed by the System Operator shall be an independent person not affiliated with any Participant. The System Operator shall seek input from the Technical Committee to which such officer is being appointed on the technical expertise and qualifications needed for such position, and endeavor to appoint a person with such technical expertise and qualifications. Before appointing an individual to the position of Chair or Secretary, the System Operator shall notify the Committee to which such officer is being appointed of the proposed assignment and, consistent with its personnel practices, provide any other information about the individual reasonably requested by the Committee. Each of the Technical Committees shall elect from among its members a Vice-Chair.

(b) If a Technical Committee determines that the performance of its Chair or Secretary is not satisfactory, the Committee shall provide notice to the Chair of the Participants Committee, identifying perceived performance deficiencies of such officer. The Chair of the Participants Committee shall discuss the performance of such officer with the Chief Executive Officer of the System Operator, who shall take such action as he or she deems necessary and appropriate based on such discussions. If the perceived officer performance deficiencies continue for thirty (30) days or more after such discussion between the Participants Committee Chair and the System Operator’s Chief Executive Officer, the Participants Committee Chair may provide notice of the officer performance concerns to the Board of Directors of the System Operator. The Board shall meet with the Participants Committee Chair at its next regularly scheduled meeting following the giving of such notice and shall provide to the Participants Committee Chair a written response to address the concerns with respect to the Committee officer’s performance not later than five (5) Business Days following such meeting. If the perceived performance deficiencies are with the Chair of a Technical Committee, and a written response is not received from the Board within such five (5) Business Day period, the Vice-Chair shall serve as the acting Chair until such response is received.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 35
Second Restated NEPOOL Agreement
Section 7 - Participants Committee

SECTION 7

PARTICIPANTS COMMITTEE

7.1 Officers. At its annual meeting, the Participants Committee shall elect from among its members a Chair and one or more Vice-Chairs; the Participants Committee shall also select a Secretary, who shall not be a member. These officers shall have the powers and duties usually incident to such offices and as may be established by the Participants Committee.

7.2 Adoption of Budgets. At each annual meeting, the Participants Committee shall adopt a NEPOOL budget for the ensuing calendar year. In adopting budgets the Participants Committee shall give due consideration to the budgetary requests of each committee. The Participants Committee may modify any NEPOOL budget from time to time after its adoption.

7.3 Appointment and Compensation of NEPOOL Personnel. The Participants Committee shall determine what personnel and/or consultants are desirable for the effective operation and administration of NEPOOL and shall fix or authorize the fixing of the compensation for such persons. In addition, the Participants Committee shall determine what resources are desirable for the effective operation of the Technical Committees and shall, on its own or pursuant to the recommendation of a Technical Committee, authorize the incurrence of such expenses as may be required to enable the Technical Committee, or its subgroups, to properly perform their duties, including, but not limited to, the retention of a consultant or the procurement of computer time.

7.4 Budget & Finance Subcommittee. There shall be a Budget & Finance Subcommittee of the Participants Committee that shall provide input and advice to the System Operator and the Participants Committee as set forth in Section 8.4 of the Participants Agreement.

7.5 Appeal of Actions to Review Board. Any Participant which is aggrieved by a Participants Committee action or failure to take action under this Agreement may, as provided herein, submit the matter for resolution hereunder. Except as otherwise provided in Section 6.10, such an appeal shall be taken prior to the end of the fifth (5th) Business Day following the meeting of the Participants Committee to which the appeal relates by giving to the Secretary of the Participants Committee and the General Counsel of the System Operator by hand delivery, facsimile, electronic mail or regular mail a signed and written notice of appeal, a copy of which the Secretary shall provide to each Participant. To the extent any appeal relates to the Participants Committee’s action with respect to a rule or procedure which must be filed with the Commission by the System Operator, the Review Board in its sole discretion may request that the System Operator delay any filing regarding the action being appealed from pending a Review Board decision, which request the System Operator in its sole discretion can accept or reject. Nothing in this Section 7.5 shall be construed to require the Commission to delay its decision on any matter before it because an appeal is pending before the Review Board.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 36
Second Restated NEPOOL Agreement
Section 8 - Markets Committee

SECTION 8

MARKETS COMMITTEE

8.1 Officers. The Markets Committee shall have a Chair, Vice-Chair and Secretary. The Chair and Secretary of the Markets Committee shall be appointed by the System Operator from time to time in accordance with the provisions of the Participants Agreement. The Chair will be responsible for presiding at meetings of the Committee and establishing agendas for its meetings in conjunction with the Vice-Chair and shall have the powers and duties as set forth in the Committee bylaws. The Secretary shall have the powers and duties usually incident to such office and as set forth in the Committee bylaws. The Chair and Secretary shall have no voting rights. The Vice-Chair shall be elected by the Markets Committee from among its voting members from time to time. The Vice-Chair shall have the powers and duties usually incident to such office and such powers and duties as set forth in the Committee bylaws, including, without limitation, the responsibility to develop in conjunction with the Chair, Committee meeting agendas.

8.2 Notice to Members and Alternates of Participants Committee. Prior to the end of the fifth (5th) Business Day following a meeting of the Markets Committee, the Secretary of the Markets Committee shall give written notice to the System Operator and each member and alternate of the Participants Committee of any action taken by the Markets Committee at such meeting.

8.3 Appeal of Actions. Any Participant may appeal to the Participants Committee any substantive recommendation or action by the Markets Committee. Such an appeal shall be taken prior to the end of the fifth (5th) Business Day following the meeting of the Markets Committee to which the appeal relates by giving to the Secretary of the Participants Committee and the General Counsel of the System Operator a signed and written notice of appeal, a copy of which the Secretary shall provide to each member and alternate of the Participants Committee. To the extent the vote is decisional as opposed to advisory, pending action on the appeal by the Participants Committee, the giving of a notice of appeal of that decisional vote shall suspend the action appealed from.

8.4 Establishment of Subcommittees and Task Forces. The Markets Committee shall have the authority to establish subcommittees and task forces for particular studies.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 37
Second Restated NEPOOL Agreement
Section 9 - Reliability Committee

SECTION 9

RELIABILITY COMMITTEE

9.1 Officers. The Reliability Committee shall have a Chair, Vice-Chair and Secretary. The Chair and Secretary of the Reliability Committee shall be appointed by the System Operator from time to time in accordance with the provisions of the Participants Agreement. The Chair will be responsible for presiding at meetings of the Committee and establishing agendas for its meetings in conjunction with the Vice-Chair and shall have the powers and duties as set forth in the Committee bylaws. The Secretary shall have the powers and duties usually incident to such office and as set forth in the Committee bylaws. The Chair and Secretary shall have no voting rights. The Vice-Chair shall be elected by the Reliability Committee from among its voting members from time to time. The Vice-Chair shall have the powers and duties usually incident to such office and such powers and duties as set forth in the Committee bylaws, including, without limitation, the responsibility to develop in conjunction with the Chair, Committee meeting agendas.

9.2 Notice to Members and Alternates of Participants Committee. Prior to the end of the fifth (5th) Business Day following a meeting of the Reliability Committee, the Secretary of the Reliability Committee shall give written notice to the System Operator and each member and alternate of the Participants Committee of any action taken by the Reliability Committee at such meeting.

9.3 Appeal of Actions. Any Participant may appeal to the Participants Committee any substantive recommendation or action by the Reliability Committee. Such an appeal shall be taken prior to the end of the fifth (5th) Business Day following the meeting of the Reliability Committee to which the appeal relates by giving to the Secretary of the Participants Committee and the General Counsel of the System Operator a signed and written notice of appeal, a copy of which the Secretary shall provide to each member and alternate of the Participants Committee. To the extent the vote is decisional as opposed to advisory, pending action on the appeal by the Participants Committee, the giving of a notice of appeal of that decisional vote shall suspend the action appealed from.

9.4 Establishment of Subcommittees and Task Forces. The Reliability Committee shall have the authority to establish subcommittees and task forces for particular studies.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 38
Second Restated NEPOOL Agreement
Section 10 - Transmission Committee

SECTION 10

TRANSMISSION COMMITTEE

10.1 Officers. The Transmission Committee shall have a Chair, Vice-Chair and Secretary. The Chair and Secretary of the Transmission Committee shall be appointed by the System Operator from time to time in accordance with the provisions of the Participants Agreement. The Chair will be responsible for presiding at meetings of the Committee and establishing agendas for its meetings in conjunction with the Vice-Chair and shall have the powers and duties as set forth in the Committee bylaws. The Secretary shall have the powers and duties usually incident to such office and as set forth in the Committee bylaws. The Chair and Secretary shall have no voting rights. The Vice-Chair shall be elected by the Transmission Committee from among its voting members from time to time. The Vice-Chair shall have the powers and duties usually incident to such office and such powers and duties as set forth in the Committee bylaws, including, without limitation, the responsibility to develop in conjunction with the Chair, Committee meeting agendas.

10.2 Notice to Members and Alternates of Participants Committee. Prior to the end of the fifth (5th) Business Day following a meeting of the Transmission Committee, the Secretary of the Transmission Committee shall give written notice to the System Operator and each member and alternate of the Participants Committee of any action taken by the Transmission Committee at such meeting.

10.3 Appeal of Actions. Any Participant may appeal to the Participants Committee any substantive recommendation or action by the Transmission Committee. Such an appeal shall be taken prior to the end of the fifth (5th) Business Day following the meeting of the Transmission Committee to which the appeal relates by giving to the Secretary of the Participants Committee and the General Counsel of the System Operator a signed and written notice of appeal, a copy of which the Secretary shall provide to each member and alternate of the Participants Committee. To the extent the vote is decisional as opposed to advisory, pending action on the appeal by the Participants Committee, the giving of a notice of appeal of that decisional vote shall suspend the action appealed from.

10.4 Establishment of Subcommittees and Task Forces. The Transmission Committee shall have the authority to establish subcommittees and task forces for particular studies.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 39
Second Restated NEPOOL Agreement
Section 11 - Review Board

SECTION 11

REVIEW BOARD

11.1 Organization. There shall be a Review Board which shall be responsible for ruling on appeals taken from actions (or the failure to take action) of the Participants Committee and for advising the Participants Committee as to the issues raised on any appeals before it provided that appeals from actions of the System Operator shall not be taken to the Review Board. In ruling on appeals, the Review Board shall consider, among other things, whether the action is consistent with Commission policies. In addition, if the appeal relates to the Participants Committee action (or failure to take action) on an amendment to this Agreement or a vote on a Market Rule, the Review Board shall consider the extent to which such amendment or vote is consistent with the objectives identified in Section 5.1 of this Agreement. The Review Board shall not have the right to review or otherwise participate in actions of the System Operator or to take any action with respect to any matter involving a dispute between the System Operator and either NEPOOL or any Participant.

11.2 Composition. The Review Board shall be composed at the election of the Participants Committee of four (4) or five (5) members. The Review Board Members shall be selected by the Participants Committee. An independent consultant, retained by the Participants Committee, shall prepare a list of persons qualified and willing to serve on the Review Board. A subcommittee appointed by the Participants Committee shall review the list and distribute to the members of the Participants Committee a slate from among the list proposed by the independent consultant, along with information on the background and experience of the persons on the slate appropriate to evaluating their fitness for service on the Review Board. If the Participants Committee fails to select a full Review Board from the slate proposed by the subcommittee, the Committee shall direct the independent consultant to propose a further list of nominees for consideration at the next regular meeting of the Participants Committee. Thereafter, prior to the expiration of a Review Board Member’s term, and upon the occurrence of any vacancy on the Board, the Participants Committee shall select a successor Member.

11.3 Qualifications. The Review Board Members shall be independent experts knowledgeable about issues typically faced by entities engaged in Energy production, transmission, distribution and sale under Federal or State regulation. A Review Board Member shall not be, and shall not have been at any time within five (5) years of election to the Review Board, a director, officer or employee of a Participant or of a Related Person of a Participant. Except as otherwise provided in the Code of Conduct and Ethics Policy of the Review Board adopted by the Participants Committee, while serving on the Review Board, a Review Board Member (a) shall not have a material ongoing business or professional relationship or other affiliation with any Participant or its Related Persons and (b) shall otherwise be subject to the same independence requirements imposed on Directors of the System Operator Board of Directors.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 40
Second Restated NEPOOL Agreement
Section 11 - Review Board

11.4 Term. Each Review Board Member shall have a term of four (4) years.

11.5 Meetings. Meetings of the Review Board may be conducted in person or by telephone or other electronic means by means of which all persons participating in the meeting can communicate in real time with each other.

11.6 Bylaws. To the extent not inconsistent with any provision of this Agreement, the Participants Committee shall adopt bylaws establishing procedures for the Review Board’s activities as it may deem appropriate, including but not limited to bylaws governing the scheduling, noticing and conduct of meetings of the Review Board, a code of conduct, selection of a Chair and Vice-Chair of the Review Board, and action by the Review Board without a meeting. Such bylaws shall not modify or be inconsistent with any of the rights or obligations established by this Agreement.

11.7 Procedure on Appeal of Participant Committee Action or Failure to Take Action.

(a) Submission of an Appeal. A Participant seeking review (“Appealing Party”) by the Review Board of action (or failure to take action) of the Participants Committee shall give written notice of the appeal in accordance with Section 7.5.

(b) Intervenors and Time Limits. Any other Participant that wishes to participate in the appeal proceeding hereunder shall give signed written notice to the Secretary of the Participants Committee no later than five (5) Business Days after the Appealing Party has provided its brief written statement of its complaint and a statement of the remedy or remedies it seeks or such other time as permitted by the Review Board and shall upon the approval of the Review Board be permitted to participate in the appeal.

(c) Procedural Rules. The procedural rules (if any), for the conduct of appeals shall be determined by the Review Board in consultation with the Participants Committee, subject to adjustment by the Review Board on a case-by-case basis if and as the Review Board determines such adjustment to be appropriate.

(d) Pre-hearing Submissions. Each Appealing Party shall provide the Review Board, within the same period for the giving of written notice of the appeal in accordance with Section 7.5, a brief written statement of its complaint and a statement of the remedy or remedies it seeks, accompanied by copies of any documents or other materials it wishes the Review Board to review. The Participants Committee and, as appropriate, any other Participant wishing to participate in the appeal will provide the Review Board, within the same period for the giving of written notice of the request to participate in the appeal in accordance with Section11.7(b), copies of the minutes of all NEPOOL committee meetings at which the matter was discussed and if deemed appropriate by the Participants Committee or otherwise requested by the Review Board a brief description of the action (or failure to act) being appealed and a brief statement explaining the action (or failure to act) of the Participants Committee, together with copies of documents or other materials referenced in such submission for the Review Board to review and

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 41
Second Restated NEPOOL Agreement
Section 11 - Review Board

materials, if any, which interested Participants provide to the Secretary of the Participants Committee and reasonably request be submitted to the Review Board. The Review Board upon motion may grant extensions to file beyond the specified time periods other than the initial notice of appeal for good cause shown provided no party will be disadvantaged and it will not delay the rendering of a decision beyond the deadline in Section 11.7(g).

In addition, each party shall designate one or more individuals to be available to answer questions the Review Board may have on the documents or other materials submitted. The answers to all such questions shall be reduced to writing by the party providing the answer and a copy shall be made available to any requesting Participant.

(e) Request for Deferral of Filing. The Review Board with such consultation as it deems appropriate shall promptly review materials submitted to it and may, in its discretion, request that the System Operator delay the filing with the Commission of any materials that are the subject of the appeal. If such a request is made, the System Operator in its sole discretion may elect to delay or not delay any such filing. If no such request is made or a filing relating to the subject matter of the appeal is made notwithstanding that request, the Commission shall be advised that an appeal for an advisory decision of the Review Board has been filed and is pending.

(f) Hearing. A hearing (if any) will be held as soon as is reasonably practicable.

(g) Decision. The Review Board’s decision on any appeal shall be due within thirty-five (35) Business Days from the giving of the notice of appeal.

(h) Post Decision. If the Review Board grants an appeal and makes a recommendation as to how to address the subject of any appeal, the Secretary of the Participants Committee shall present that decision to the Participants Committee for consideration and the System Operator for a response in accordance with the requirement of the Participants Agreement. If the matter that is the subject of the appeal is pending before or subsequently presented to the Commission in a proceeding, any decision or response to that decision shall be submitted promptly to the Commission for consideration in such proceeding.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 42
Second Restated NEPOOL Agreement
Section 11 - Review Board

11.8 Effect of a Review Board Decision.

(a) Each Review Board Member shall have one vote and an action of the Review Board, either to grant or deny an appeal, shall require affirmative votes by at least three (3) Review Board Members.

(b) The Review Board decision shall state whether the Review Board grants or denies the appeal. If the Review Board denies the appeal, no further action is required by the Participants Committee. If the Review Board grants the appeal, the Review Board may recommend how to address the subject of the appeal. Any such recommendation shall be advisory only.

(c) If the Review Board grants an appeal and makes a recommendation as to how to address the subject of the appeal, the System Operator will respond in writing to any such recommendation as set forth in Section 11.6 of the Participants Agreement.

11.9 Rights to Seek Further Review. Any action taken or failure to take action by the Review Board does not restrict or limit in any way the rights of a Participant to seek review by the Commission, or a review in any other forum available to the Participant and there shall be no requirement to submit an appeal to the Review Board concerning any amendment, action or inaction by the Participants Committee prior to a Participant exercising any such rights to seek review by the Commission or any other forum with jurisdiction.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 43
Second Restated NEPOOL Agreement
Section 12 - Publicly Owned Entities

SECTION 12

PUBLICLY OWNED ENTITIES

The purpose of this Section 12 is to facilitate: (i) the participation of the Publicly Owned Entities in the New England Markets in a manner that is consistent with State laws governing the organization or operation of the Publicly Owned Entities and (ii) the transfer of operating authority for transmission facilities owned or operated by the Publicly Owned Entities to the System Operator pursuant to the Transmission Operating Agreement in a manner that is consistent with State laws governing the organization or operation of the Publicly Owned Entities.

12.1 Capacity Obligations of Publicly Owned Entities. Each Participant that is a Publicly Owned Entity shall have generating capacity (or other resources corresponding to resource adequacy criteria established under the Market Rules) during each hour of each month at least sufficient to satisfy its obligations with respect to resource adequacy under the Market Rules; provided, however, that this Section 12.1 shall not impose any greater obligation than that imposed under the Market Rules.

12.2 Central Dispatch of the Resources of Publicly Owned Entities. Subject to the following sentence, each Participant that is a Publicly Owned Entity shall, to the fullest extent practicable, subject all generating facilities and other resources owned or controlled by it to central dispatch by the System Operator in accordance with and subject to the System Rules; provided, however, that each Participant shall at all times be the sole judge as to whether or not and to what extent safety requires that at any time any of such facilities will be operated at less than full capacity or not at all. Each Participant that is a Publicly Owned Entity may remove from central dispatch a generating facility or other resource(s) owned or controlled by it to the extent such removal is permitted by the System Rules.

12.3 Market Transactions of Publicly-Owned Entities. The rights and obligations of the Participants that are Publicly Owned Entities with respect to their participation in the New England Markets shall be determined in accordance with, and shall be governed by, the Market Rules; provided, however, that this Section 12.3 shall not impose any obligation or create any rights with respect to Publicly Owned Entities other than those obligations that are imposed or those rights that are created with respect to participants in the New England Markets generally under the Market Rules.

12.4 Maintenance and Operation of Publicly Owned Entity Transmission Facilities in Accordance with Good Utility Practice. Each Participant that is a Publicly Owned Entity and which owns or operates PTF or other transmission facilities rated 69 kV or above shall, to the fullest extent practicable, cause all such transmission facilities owned or operated by it to be designed, constructed, maintained and operated in accordance with Good Utility Practice; provided, however, that this Section shall not impose any greater obligation on Participants that

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 44
Second Restated NEPOOL Agreement
Section 12 - Publicly Owned Entities

are Publicly Owned Entities than is imposed on other transmission-owning Entities that are subject to the Transmission Operating Agreement.

12.5 Central Dispatch of Publicly-Owned Entity Transmission Facilities. Each Participant that is a Publicly Owned Entity and which owns or operates PTF or other transmission facilities rated 69 kV or above shall, to the fullest extent practicable, subject all such transmission facilities owned or operated by it to central dispatch by the System Operator in accordance with the terms of the Transmission Operating Agreement; provided, however, that each Participant shall at all times be the sole judge as to whether or not and to what extent safety requires that at any time any of such facilities will be operated at less than their full capability or not at all.

12.6 Maintenance and Repair of Publicly Owned Entity Transmission Facilities. Each Participant that is a Publicly Owned Entity shall, to the fullest extent practicable: (a) cause transmission facilities owned or operated by it to be withdrawn from operation for maintenance and repair only in accordance with maintenance schedules reported to and published by the System Operator in accordance with procedures approved or established by the System Operator pursuant to the Transmission Operating Agreement from time to time, (b) restore such facilities to good operating condition with reasonable promptness, and (c) in emergency situations, accelerate maintenance and repair at the reasonable request of the System Operator in accordance with the System Rules; provided, however, that this Section 12.6 shall not impose any greater obligation on Participants that are Publicly Owned Entities than is imposed on other transmission-owning Entities that are subject to the Transmission Operating Agreement.

12.7 Modification and Termination of Section 12. Notwithstanding Section 16.9 hereof with respect to amending the Second Restated NEPOOL Agreement, this Section 12 of the Second Restated NEPOOL Agreement may not be modified without the express and unanimous consent of the Publicly Owned Entities who are Participants at the time of such modification. Notwithstanding any other provision of this Agreement, this Section 12 of the Second Restated NEPOOL Agreement may be terminated unilaterally by unanimous vote of the Publicly Owned Entities, without any other action by other Participants.

SECTION 13

[RESERVED]

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 45
Second Restated NEPOOL Agreement
Section 14 - Expenses

SECTION 14

EXPENSES

14.1 Annual Fee. Each Participant shall pay to NEPOOL for the first calendar year or portion thereof in which it becomes a Participant and in January of each subsequent calendar year an annual fee, which shall be applied toward Participant Expenses, as follows:

(a) Each End User Participant which is a Small End User or an End User Organization shall pay an annual fee of $500.

(b) Each End User Participant which is a Large End User shall pay an annual fee of $500; plus an additional fee of $500 per megawatt hour of its highest hourly load during any hour in the preceding year (net of any use of on-site generation during such hour) up to a maximum of $5,000; plus an additional fee of $200 per megawatt hour for each megawatt hour by which its highest Energy use during any hour in the preceding year (net of any use of on-site generation during such hour) exceeded 20 megawatt hours.

(c) Each Participant which is a DRP shall pay an annual fee of $5,000; plus an additional fee of $20 per megawatt month for each megawatt month of installed capacity credit given to such DRP in the preceding year pursuant to the Load Response Program.

(d) Each Participant which is an AR Provider but not a DRP shall pay an annual fee of $5,000, except that any AR Provider, which together with its Related Persons owns or controls less than 5 MW (or its equivalent) of Alternative Resources and is represented by the Small Renewable Generation Group Member, Small Distributed Generation Group Member, or Small Load Response Group Member shall pay $1,000.

(e) Each Participant which is a Publicly Owned Entity and a member of the Publicly Owned Entity Sector shall pay an annual fee of $5,000, except that any such Participant which is engaged in electricity distribution and had annual Energy sales of less than 30,000 megawatt hours in the preceding year shall pay an annual fee of $500, and the difference between $5,000 and $500 for each such Participant shall be paid, as an additional fee, by the remaining Participants which are Publicly Owned Entities and members of the Publicly Owned Entity Sector.

(f) Each Participant other than an End User Participant, a DRP, an AR Provider, or a Publicly Owned Entity shall pay an annual fee of $5,000.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 46
Second Restated NEPOOL Agreement
Section 14 - Expenses

14.2 Participant Expenses.

(a) Each Market Participant End User (or each Individual RTO Participant deemed to be such) shall be required to pay monthly a portion of Participant Expenses determined on the basis of such Entity’s highest hourly load in any month in the preceding calendar year (“Peak Load”), in accordance with the following schedule:

Peak Load Obligation of Market Participant End User (or Individual RTO Participant)	Annual Participant Expenses Allocated to Market Participant End User (or Individual RTO Participant)
less than 20 KW	$100

20 KW < X < 100 KW	$250

100 KW < X < 1,000 KW (1 MW)	$1,000

1 MW < X < 5 MW	$1,000 per megawatt

> 5 MW	amount equal to the lowest amount of Participant Expenses paid by an individual voting Participant in the Generation, Transmission, or Supplier Sectors pursuant to Section 1.1 of this Agreement

The annual share of Participant Expenses allocated to an Entity under this Section 14.2(a) whose highest hourly load in any hour for the preceding calendar year was greater or equal to 5 MW shall be reduced, on a dollar-for-dollar basis, by the amount by which the additional fees paid by such Entity pursuant to Section 14.1(b) of this Agreement exceed $5,000.

(b) Each Load Response Resource Provider or Distributed Generation Resource Provider that is represented by a voting member in the Load Response Sub-Sector or Distributed Generation Sub-Sector (or each Individual RTO Participant deemed to be such) shall be required to pay monthly one-twelfth (1/12) of the following amount: (i) if represented by an individual voting member (or an Individual RTO Participant deemed to be a member of the Sub-Sector with 5 MW or more (or its equivalent) of Alternative Resources), each Load Response

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 47
Second Restated NEPOOL Agreement
Section 14 - Expenses

Resource Provider or Distributed Generation Resource Provider (or Individual RTO Participant) shall pay $5,000 plus an additional amount of $267 per MW (or its equivalent) of Alternative Resources up to the amount equal to the lowest amount of Participant Expenses paid by a Participant which designates an individual voting member in the Generation, Transmission, or Supplier Sectors; (ii) if represented by a Self-Defined Load Response Group Member or a Self-Defined Distributed Generation Group Member, the Participants represented by each such self-defined group member shall together pay $5,000 plus an additional amount of $267 per MW (or its equivalent) of Alternative Resources up to the amount equal to the lowest amount of Participant Expenses paid by a Participant in the Generation, Transmission, or Supplier Sectors which designates an individual voting member of each Principal Committee; and (iii) if represented by a Small Load Response Group Member or a Small Distributed Generation Group Member (or an Individual RTO Participant deemed to be a member of the Sub-Sector with less than 5 MW (or its equivalent) of Alternate Resources), each Participant (or Individual RTO Participant) shall pay $1,000 plus an additional amount of $267 per MW (or its equivalent) of Alternative Resources.

(c) Renewable Generation Resource Providers which are represented by a voting member in the Renewable Generation Sub-Sector and which own or control 15 MW or less of Renewable Generation Resources and which are represented either by an individual voting member or a Self-Defined Renewable Generation Group Member whose members own or control 15 MW or less of Renewable Generation Resources or the Small Renewable Generation Group Member (or an Individual RTO Participant deemed to be in the Renewable Generation Sub-Sector which owns or controls 15 MW or less of Alternative Resources) shall be required to pay monthly one-twelfth (1/12) of the following amount: (i) if represented by an individual voting member (or an Individual RTO Participant) or a Self-Defined Renewable Generation Group Member representing Participants which own or control 5 or more MW (but in no event more than 15 MW) of Alternative Resources, $5,000 per voting member (or Individual RTO Participant) plus an additional amount of $267 per MW of Alternative Resources up to the amount equal to the lowest amount of Participant Expenses paid by a Participant in the Generation, Transmission, or Supplier Sectors which designates an individual voting member of each Principal Committee; and (ii) if represented by the Small Renewable Generation Group Member (or Individual RTO Participant deemed to be in the Renewable Generation Sub-Sector with less than 5 MW of Alternative Resources), Renewable Generation Resource Providers (or Individual RTO Participants) shall each pay $1,000 plus an additional amount of $267 per MW of Alternative Resources.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 48
Second Restated NEPOOL Agreement
Section 14 - Expenses

(d) The balance of Participant Expenses remaining to be paid after the application of (i) the annual fees to be paid pursuant to Section 14.1, (ii) the share of Participant Expenses paid pursuant to Sections 1.1(a) through 1.1(c) above and Section 14.3 of the Participants Agreement, and (iii) any fees or other charges for services or other revenues received by NEPOOL, or collected on its behalf by the System Operator, shall be divided into Sector shares as follows:

(1) Renewable Generation Sub-Sector Share shall be the lesser of 10% or 2% times the sum of (A) individual voting members that represent Renewable Generation Resource Providers with 15 MW of Renewable Generation Resources plus (B) Self-Defined Renewable Generation Group Members that represent Renewable Generation Resource Providers with more than 15 MW of Renewable Generation Resources plus (C) Individual RTO Participants deemed to be in the Sub-Sector and which own or control more than 15 MW of Renewable Generation Resources;

(2) Generation, Transmission, Supplier and Publicly Owned Entity Sector Shares shall each be one-fourth of the balance of Participant Expenses minus the Renewable Generation Sub-Sector Share.

(e) The Sector shares shall be allocated and paid as follows:

(1) in the Supplier Sector, Related Person Suppliers shall each pay a portion of the Supplier Sector share in the same proportion as the vote that Participant is entitled to in the Supplier Sector;

(2) the balance of the Supplier Sector share, the Generation Sector share, and the Renewable Generation Sub-Sector Share shall then be aggregated together with the resulting amount allocated equally among all Individual RTO Participants deemed to be in such Sectors and all voting members (other than the Related Person Suppliers) of the Supplier and Generation Sectors, and the Renewable Generation Sub-Sector (other than the Entities whose expense shares are determined pursuant to Section 14.2(c)); and

(3) in the Transmission and Publicly Owned Entity Sectors, the Sector share shall be allocated equally to the Participants in, and the Individual RTO Participants deemed to be in, that Sector;

provided, however, that two (2) or more of such Entities can modify the allocation of the Sector share of Participant Expenses as between or among them pursuant to unanimous agreement of all such Entities whose share of Participant Expenses would be affected by such modified allocation.

(f) Participants in a Sector or Sub-Sector that are represented by, and Individual RTO Participants that if members would be required to be represented by, a group voting member shall subdivide their portion of the Sector’s or Sub-Sector’s share of Participant Expenses in such a manner as they may determine by unanimous agreement; provided that if there is not unanimous agreement among such Entities as to how to allocate their portion of the Sector’s or Sub-Sector’s share of Participant Expenses, such portion shall be allocated among such Entities as follows: (i) for each Participant in the Generation Sector represented by, or Individual RTO Participant that if a member would be required to be represented by, a group voting member, the portion will be allocated in the same proportion that the aggregate Governance Rating of generation owned or controlled by the Participant represents of the total

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 49
Second Restated NEPOOL Agreement
Section 15 - Relationships

aggregate Governance Ratings owned or controlled by such Entities; (ii) for each Participant in the Renewable Generation Sub-Sector represented by a Self-Defined Renewable Generation Group Member that represents Participants with Renewable Generation Resources with an aggregate Governance Rating of more than 15 MW, the portion will be allocated in the same proportion that the Governance Rating of Renewable Generation Resources owned or controlled by the Participants represents of the total aggregate Governance Ratings owned or controlled by Participants represented by the Self-Defined Renewable Generation Group Member; and (iii) for Participants in the Transmission Sector (or Individual RTO Participants deemed to be a member of the Transmission Sector), the portion will be allocated equally among such Entities.

(g) For the purpose of determining the aggregate base MW charges under this Section 14.2 to a member of the AR Sector (or an Individual RTO Participant deemed to be an AR Sector member), “MW” shall mean the aggregate Governance Rating of the Alternative Resources owned or controlled by such Entity and its Related Persons that are not Participants.

SECTION 15

RELATIONSHIPS WITH THE SYSTEM OPERATOR

AND NEW ENGLAND STATE AUTHORITIES

15.1 Participants Agreement. The Participants Committee is authorized and directed to approve the Participants Agreement to be entered into with the System Operator and any amendments to the Participants Agreement which the Committee may deem necessary or appropriate from time to time, and to evidence that approval and agreement through the execution by the Chair of the Participants Committee on behalf of NEPOOL of the Participants Agreement and such amendments. The Participants Agreement shall specify (a) the processes by which Participants will provide input to the System Operator, (b) the processes by which the System Operator will receive, consider and respond to such input, and (c) such other rights and obligations of the Participants and the System Operator with respect to the System Operator as shall be agreed to and set forth therein. Each Participant shall comply with the terms and conditions of the Participants Agreement as amended, modified, and restated from time to time, to the same extent as if the Participant were an Individual RTO Participant.

15.2 New England State Authorities. NEPOOL and its committees shall consult and coordinate from time to time with the relevant state regulatory, siting and other authorities of the six New England states.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 50
Second Restated NEPOOL Agreement
Section 16 - Miscellaneous Provisions

SECTION 16

MISCELLANEOUS PROVISIONS

16.1 Payment of Pool Charges; Termination of Status as Participant.

(a) Any Participant shall have the right to terminate its status as a Participant upon no less than sixty (60) days’ prior written notice given to the Secretary of the Participants Committee.

(b) If at any time during the term of this Agreement a receiver or trustee of a Participant is appointed or a Participant is adjudicated bankrupt or an order for relief is entered under the Federal Bankruptcy Code against a Participant or if there shall be filed against any Participant in any court (pursuant to the Federal Bankruptcy Code or any statute of Canada or any state or province) a petition in bankruptcy or insolvency or for reorganization or for appointment of a receiver or trustee of all or a portion of the Participant’s property, and within ninety (90) days after the filing of such a petition against the Participant, the Participant shall fail to secure a discharge thereof, or if any Participant shall file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy or insolvency law or shall make an assignment for the benefit of creditors, the Participants Committee may terminate such Participant’s status as a Participant as of any time thereafter.

(c) Each Participant is obligated to pay when due all amounts invoiced to it by NEPOOL, or by the System Operator on its own behalf or on behalf of NEPOOL, in accordance with ISO Operating Documents. If a Participant fails to meet its obligations hereunder, NEPOOL may terminate such member’s status as a Participant. If a Participant disputes an invoice with respect to charges hereunder, it shall be entitled to continue to remain a member so long as the Participant (i) continues to make all payments not in dispute, and (ii) pays into an independent escrow account the portion of the invoice in dispute, pending resolution of the dispute.

(d) In the event a Participant fails, for any reason other than a billing dispute as described in subsection (c) of this Section 16.1, to pay when due all amounts invoiced to it by NEPOOL, or by the System Operator on its own behalf or on behalf of NEPOOL (a “Payment Default”), or the Participant fails to perform any other obligation under this Agreement, and such failure continues for at least five (5) days in the case of a Payment Default and for at least ten (10) days in the case of any other default, NEPOOL, or the System Operator on behalf of NEPOOL, may (but shall not be required to) notify such Participant in writing, electronically and by first class mail sent in each case to such Participant’s member or alternate on the Participants Committee or billing contact, that it is in default, and NEPOOL may initiate a proceeding before the Commission to terminate such Participant’s status as a Participant. Simultaneously with the giving of the notice described in the preceding sentence in the case of a Payment Default and within ten (10) days after the giving of such notice in the case of any other default (unless the

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 51
Second Restated NEPOOL Agreement
Section 16 - Miscellaneous Provisions

default giving rise to such notice is cured during such period), NEPOOL, or the System Operator on behalf of NEPOOL, shall notify each other member and alternate on the Participants Committee and each Participant’s billing contact of the identity of the Participant receiving such notice, whether such notice relates to a Payment Default, or to another failure to perform obligations under this Agreement, and the actions NEPOOL and/or the System Operator on behalf of NEPOOL plans to take and/or has taken in response to such default. Pending Commission action on such termination, NEPOOL may suspend the Participant’s rights under this Agreement on or after fifty (50) days after the giving of such notice and the initiation of such proceeding, in accordance with Commission policy, unless the Participant cures the default within such period. Nothing set forth in this Section 16.1 is intended to limit the additional provisions of the Information Policy, or the financial assurance or billing policies attached to the Tariff relating to defaults. Each Participant that fails to perform any of its obligations under this Agreement shall reimburse NEPOOL and the System Operator for all of the fees, costs and expenses that they incur as a result of such failure, including without limitation all fees, costs and expenses related to proceedings to terminate such Participant.

(e) No such termination of a Participant’s status as a Participant shall affect any obligation of, or to, such former Participant incurred prior to the effective time of such termination.

The provisions of this Section 16.1 shall not be amended without the consent of the System Operator.

16.2 Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the respective signatories hereto, but no assignment shall be made to an Entity that is not a Participant without the written consent of the Participants Committee.

16.3 Force Majeure. A Participant shall not be considered to be in default in respect of any obligation hereunder if prevented from fulfilling such obligation by an event of Force Majeure. An event of Force Majeure means any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, any Curtailment, any order, regulation or restriction imposed by a court or governmental military or lawfully established civilian authorities, or any other cause beyond a Participant’s control, provided that no event of Force Majeure affecting any Participant shall excuse that Participant from making any payment that it is obligated to make under this Agreement. A Participant whose performance under this Agreement is hindered by an event of Force Majeure shall make all reasonable efforts to perform its obligations under this Agreement, and shall promptly notify the Participants Committee of the commencement and end of any event of Force Majeure.

16.4 Waiver of Defaults. No waiver of the performance by a Participant of any obligation under this Agreement or with respect to any default or any other matter arising in

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 52
Second Restated NEPOOL Agreement
Section 16 - Miscellaneous Provisions

connection with this Agreement shall be effective unless given by the Participants Committee. Any such waiver by the Participants Committee in any particular instance shall not be deemed a waiver with respect to any subsequent performance, default or matter.

16.5 Other Contracts. No Participant shall be a party to any other agreement which in any manner is inconsistent with its obligations under this Agreement.

16.6 Liability and Insurance.

(a) Each Participant will indemnify and save each of the other Participants, its officers, directors and Related Persons (each an “Indemnified Party”) harmless from and against all actions, claims, demands, costs, damages and liabilities asserted by a third party against the Indemnified Party seeking indemnification and arising out of or relating to bodily injury, death or damage to property caused by or sustained in connection with the participation by such Participant in the committee processes that are the subject of this Agreement, except (i) to the extent that such liabilities result from the negligence or willful misconduct of the Participant seeking indemnification, and (ii) each Participant shall be responsible for all claims of its own employees, agents and servants growing out of any workmen’s compensation law. The amount of any indemnity payment under the provisions of this Section 16.6 shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by the Indemnified Party in respect of the indemnified action, claim, demand, cost, damage or liability. Notwithstanding the foregoing, no Participant shall be liable to any Indemnified Party for any claim for loss of profits or revenues, attorneys’ fees or costs arising from the foregoing or for any other indirect, incidental, special, consequential, punitive, or multiple damages or loss; provided, however, that nothing herein shall reduce or limit the obligations of any Participant to Non-Participants.

(b) Each Participant shall furnish, at its sole expense, such insurance coverage as the Participants Committee may reasonably require with respect to its obligation pursuant to Section 16.6(a).

16.7 Records and Information. Each Participant shall make reasonable efforts to furnish to a NEPOOL committee such records, reports and information as such NEPOOL committee may reasonably request for the administration of this Agreement, provided the confidentiality thereof is protected in accordance with the Information Policy. Each Participant shall also provide records, reports and information to the System Operator in accordance with the terms and conditions of the Participants Agreement, the MPSA, and the TOA, and subject to the terms and conditions of the Information Policy.

16.8 Construction.

(a) The Table of Contents contained in this Agreement and the headings of the Sections of this Agreement are intended for convenience only and shall not be deemed to be part of this Agreement or considered in construing it.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

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Section 16 - Miscellaneous Provisions

(b) This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Connecticut.

16.9 Amendment.

(a) Subject to the provisions of this Section 16.9, this Agreement and any attachment or exhibit hereto may be amended from time to time by vote of the Participants in accordance with Section 6.10 and approval by the Board of Directors of the System Operator for amendments to any Sections requiring such approval. Any amendment to this Agreement so approved shall be in writing and shall bind all Participants regardless of whether they have executed a ballot in favor of such amendment. An Amendment shall become effective on the date specified in the amendment; provided that no provision of such an amendment that conflicts with the Participants Agreement shall become effective. Nothing herein shall be construed to prevent any Participant from challenging any proposed amendment before a court or regulatory agency on the ground that the proposed amendment or its application to the Participant is in violation of law or of this Agreement.

(b) This Agreement shall not be amended or construed to include any provision which conflicts with or modifies any provision of the Tariff, TOA, the MPSA or the Participants Agreement, or which expands, diminishes or otherwise affects any rights or obligations of any party to such agreements, and no Participant shall make a filing with the Commission that is inconsistent with the foregoing.

16.10 Termination. This Agreement shall continue in effect until terminated, in accordance with the Commission’s regulations, by Participants represented by members of the Participants Committee having Member Fixed Voting Shares equal to at least 70% of the Member Fixed Voting Shares of all Participants. No such termination shall relieve any party of any obligation arising prior to the effective time of such termination. Further, no such termination shall relieve any party of its obligations under the Participants Agreement or Tariff, which shall continue under each until the party’s status thereunder is separately terminated as provided in that Agreement or Tariff.

16.11 Notices to Participants, Committees, or Committee Members.

(a) Any notice, demand, request or other communication required or authorized by this Agreement to be given to any Participant shall be in writing, and shall be (i) personally delivered to the Participants Committee member or alternate representing that Participant; (ii) mailed, postage prepaid, to the Participant at the address of its member on the Participants Committee as set out in the NEPOOL roster; (iii) sent by facsimile (“faxed”) to the Participant at the fax number of its member on the Participants Committee as set out in the NEPOOL roster; or (iv) delivered electronically to the Participant at the electronic mail address of its member on the Participants Committee or at the address of its principal office. The designation of any such address may be changed at any time by written notice delivered to the

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

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Section 16 - Miscellaneous Provisions

Secretary of the Participants Committee, who shall cause such change to be reflected in the NEPOOL roster.

(b) Any notice, demand, request or other communication required or authorized by this Agreement to be given to any NEPOOL committee shall be in writing and shall be delivered to the Secretary of the committee. Each such notice shall either be personally delivered to the Secretary, mailed, postage prepaid, or sent by facsimile (“faxed”) to the Secretary at the address or fax number set out in the NEPOOL roster, or delivered electronically to the Secretary. The designation of such address may be changed at any time by written notice delivered to each Participant.

(c) Any notice, demand, request or other communication required or authorized by this Agreement to be given to the Review Board shall be in writing and shall be delivered to the Board’s administrative office set out in the Review Board’s Rules of Procedure. Each such notice shall either be personally delivered to the Board’s administrative office, or mailed, postage prepaid, to the Board or delivered electronically to the Board at the address set out in the Review Board’s Rules of Procedure. The designation of such address may be changed at any time by written notice delivered to each Participant.

(d) Any notice, demand, request or other communication required or authorized by this Agreement to be given to a member or alternate to that member of a Principal Committee (for the purposes of this Section 16.11, individually or collectively, the “Committee Member”) shall be (i) personally delivered to the Committee Member; (ii) mailed, postage prepaid, to the Committee Member at the address of the Committee Member set out in the NEPOOL roster; (iii) faxed to the Committee Member at the fax number of the Committee Member set out in the NEPOOL roster; or (iv) delivered electronically to the Committee Member at the electronic mail address of the Committee Member set out in the NEPOOL roster. The designation of any such address may be changed at any time by written notice delivered to the Secretary of the Principal Committee on which the Committee Member serves, who shall cause such change to be reflected in the NEPOOL roster.

(e) To the extent that the Participants Committee is required to serve upon any Participant a copy of any document or correspondence filed with the Commission under the Federal Power Act or the Commission’s rules and regulations thereunder, by or on behalf of any Principal Committee, such service may be accomplished by electronic delivery to the Participant at the electronic mail address of its Participants Committee member and alternate. The designation of any such address may be changed at any time by written notice delivered to the Secretary of the Participants Committee.

(f) Any such notice, demand or request so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed. Any such notice, demand, request or other communication sent by regular mail or faxed or delivered electronically shall be deemed

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

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Section 16 - Miscellaneous Provisions

given when received by the Participant, Committee Member, or Secretary of the NEPOOL committee, whichever is applicable.

16.12 Severability and Renegotiation.

(a) If any provision of this Agreement is held by a court or regulatory authority of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated, except as otherwise explicitly provided in this Section.

(b) If any provision of this Agreement is held by a court or regulatory authority of competent jurisdiction to be invalid, void or unenforceable, or if this Agreement is modified or conditioned by a regulatory authority exercising jurisdiction over this Agreement, the Participants shall endeavor in good faith to negotiate such amendment or amendments to this Agreement as will restore the relative benefits and obligations of the Participants under this Agreement immediately prior to such holding, modification or condition. If after sixty (60) days such negotiations are unsuccessful the Participants may exercise their withdrawal or termination rights under this Agreement.

16.13 No Third-Party Beneficiaries. This Agreement is intended to be solely for the benefit of the Participants and their respective successors and permitted assigns and, unless expressly stated herein, is not intended to and shall not confer any rights or benefits on any third party (other than successors and permitted assigns) not a signatory hereto.

16.14 Counterparts. This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument and as if all the parties to all of the counterparts had signed the same instrument. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon, and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more signature pages.

IN WITNESS WHEREOF, the signatories have caused this Agreement to be executed by their duly authorized officers or representatives.

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004

New England Power Pool	Sheet No. 56
Second Restated NEPOOL Agreement
Schedule 3.1 - Participant Transmission Owners

Schedule 3.1

Participant Transmission Owners

Bangor Hydro-Electric Company

Boston Edison Company

Cambridge Electric Light Company

Canal Electric Company

Central Maine Power Company

Commonwealth Electric Company

The Connecticut Light and Power Company

Holyoke Power and Electric Company

Holyoke Water Power Company

New England Power Company

Public Service Company of New Hampshire

The United Illuminating Company

Vermont Electric Power Company

Western Massachusetts Electric Company

Issued by:	David T. Doot, Secretary	Effective:	February 1, 2005
Issued on:	September 13, 2004